EXHIBIT 4.1

URS CORPORATION

CREDIT AGREEMENT

          This CREDIT AGREEMENT is dated as of June 28, 2005 and entered into by and among URS CORPORATION, a Delaware corporation (“Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), CREDIT SUISSE, New York Branch (“CSFB”), as a Co-Lead Arranger and administrative agent for Lenders (in such capacity, “Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as a Co-Lead Arranger (collectively with CSFB, in such capacity, “Co-Arrangers”) and syndication agent for Lenders (in such capacity, “Syndication Agent”), and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders (collectively, in such capacity, “Co-Documentation Agents”).

R E C I T A L S

          WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Company, the proceeds of which may be used to provide financing for the repurchase and refinancing of certain Indebtedness, working capital and other general corporate purposes of Company and its Subsidiaries;

          WHEREAS, Company intends, under certain circumstances, to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on 100% of the Capital Stock held by Company of certain Domestic Subsidiaries; and

          WHEREAS, certain of the Domestic Subsidiaries of Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents and, under certain circumstances, to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on 100% of the Capital Stock held by such Domestic Subsidiaries of certain of their respective Domestic Subsidiaries:

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Co-Arrangers, Syndication Agent, Co-Documentation Agents and Administrative Agent agree as follows:

Section 1. DEFINITIONS

1.1 Certain Defined Terms.

          The following terms used in this Agreement shall have the following meanings:

          “Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

          “Additional Mortgaged Property” has the meaning set forth in subsection 6.7.

          “Affected Lender” has the meaning assigned to that term in subsection 2.6C.

          “Affected Loans” has the meaning assigned to that term in subsection 2.6C.

          “Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          “Agents” means Administrative Agent, Syndication Agent, Co-Documentation Agents and Co-Arrangers.

          “Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

          “Agreement” means this Credit Agreement dated as of June 28, 2005.

          “Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

          “Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit IX annexed hereto.

          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

          “Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

          “Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

          “Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

          “Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          “Capital Lease”, as applied to any Person, means (i) any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person and (ii) any secured note evidencing such Person’s obligation to pay all or any part of the purchase price of an asset; provided that the Lien securing such note shall apply only to the asset so acquired and proceeds thereof.

          “Capital Stock” means the capital stock of or other equity interests in a Person.

          “Cash” means money, currency or a credit balance in a Deposit Account.

          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia or any foreign country recognized by the United States that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 (or the foreign currency equivalent thereof) and (c) has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above and (b) has net assets of not less than $500,000,000.

          “Change in Control” means (i) any Person, either individually or acting in concert with one or more other Persons, shall have acquired beneficial ownership, directly or indirectly, of Securities of Company (other than Securities convertible into such Securities) representing 40% or more of the combined voting power of all Securities of Company entitled to vote in the election of members of the Governing Body of Company, other than Securities having such power only by reason of the happening of a contingency; or (ii) the occurrence of a change in the composition of the Governing Body of Company such that a majority of the members of any such Governing Body are not Continuing Members.

          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

          “Class”, as applied to Lenders, means each of the following two classes of Lenders: (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.

          “Closing Date” means the date on which the initial Loans are made.

          “Co-Arrangers” has the meaning assigned to that term in the introduction to this Agreement.

          “Co-Documentation Agents” has the meaning assigned to that term in the introduction to this Agreement.

          “Collateral” means, (i) during any Stock Pledge Period, all of the Capital Stock in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations and (ii) during any Collateral Pledge Period, collectively, all of the real, personal and mixed property, including Capital Stock, in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

          “Collateral Account” has the meaning assigned to that term in the Pledge Agreement.

          “Collateral Documents” means (i) during any Stock Pledge Period, the Pledge Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on the Capital Stock of certain Domestic Subsidiaries of that Loan Party as security for the Obligations, and (ii) during any Collateral Pledge Period, the Pledge Agreement, the Security Agreement, the Control Agreements, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property (including Capital Stock) of that Loan Party as security for the Obligations.

          “Collateral Pledge Period” means any period, following the date that is 180 days after the Closing Date, during which the Company Debt Rating is Ba2 or lower from Moody’s or BB or lower from S&P.

          “Commitment Fee Percentage” has the meaning assigned to that term in subsection 2.3A.

          “Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

          “Company” has the meaning assigned to that term in the introduction to this Agreement.

          “Company Debt Rating” means, at any time, Company’s senior implied credit rating, corporate credit rating or equivalent rating from Moody’s or S&P or from Moody’s and S&P, as the case may be.

          “Company Disclosure Letter” means the letter dated the Closing Date delivered to Administrative Agent by Company containing information with respect to Company and its Subsidiaries.

          “Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto.

          “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

          “Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) fees, costs and expenses incurred on or prior to the Closing Date in connection with this Agreement, the repurchase of the Existing Senior Notes and any equity issuance of Capital Stock of Company, and (vii) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), including non-cash expenses associated with the repurchase or refinancing of Indebtedness, but only, in the case of clauses (ii)-(vii), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided, however, that (a) all components of Consolidated EBITDA for such period shall include or exclude, as the case may be, without duplication, such components of Consolidated EBITDA attributable to any Permitted Acquisition consummated during such period, or any business or assets that have been disposed of by Company or any of its Subsidiaries after the first day of such period and prior to the end of such period, in each case as determined on a pro forma basis, in accordance with Regulation S-X promulgated by the Securities and Exchange Commission, or as may be agreed upon by Company and Administrative Agent and (b) Consolidated EBITDA shall be calculated without giving effect to any impact that Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as relating to partially-owned variable interest entities, may have.

          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date; provided that Consolidated Interest Expense shall be calculated without giving effect to any impact that Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as relating to partially-owned variable interest entities, may have.

          “Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan of Company or any of its Subsidiaries, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses; provided that Consolidated Net Income shall be calculated without giving effect to any impact that Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as relating to partially-owned variable interest entities, may have.

          “Consolidated Stockholders’ Equity” means, as at any date of determination, stockholders’ equity of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that Consolidated Stockholders’ Equity shall be calculated without giving effect to any impact that Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as relating to partially-owned variable interest entities, may have.

          “Consolidated Tangible Assets” means, as at any date of determination, the total amount of current assets plus net property, plant and equipment of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Tangible Assets shall be calculated without giving effect to any impact that Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as relating to partially-owned variable interest entities, may have.

          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall be calculated without giving effect to any impact that Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as relating to partially-owned variable interest entities, may have.

          “Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation in the form of a letter of credit or a guaranty of a specified amount shall be equal to the face amount of the letter of credit or the amount of the obligation so guaranteed or otherwise supported, as the case may be, or, if less, the amount to which such Contingent Obligation is specifically limited. The amount of any Contingent Obligation which is not in the form of a guaranty of a specified amount shall be equal to the reasonably anticipated maximum amount of such Contingent Obligation as determined by Company in good faith, net of reasonably anticipated insurance, set off and other recovery relating thereto.

          “Continuing Member” means, during any period of twelve consecutive months after the Closing Date, any member of the Governing Body of Company who (i) was a member of such Governing Body at the beginning of such twelve-month period or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body at the beginning of such twelve-month period or whose nomination or election was previously so approved.

          “Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          “Control Agreement” means an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Administrative Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Administrative Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary of Company.

          “Convertible Subordinated Note Indenture” means the Indenture, dated as of February 15, 1987, between Company and The Bank of New York as assignee of First Interstate Bank of California, as amended by Amendment Number 1.

          “Convertible Subordinated Notes” means Company’s 6 1/2% Convertible Subordinated Notes due 2012 in the original aggregate principal amount of $57,500,000 and the remaining aggregate principal amount of $1,798,250 as of the Closing Date.

          “CSFB” has the meaning assigned to that term in the introduction to this Agreement.

          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

          “Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

          “Dollars” and the sign “$” mean the lawful money of the United States of America.

          “Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of a state of the United States, any state thereof or in the District of Columbia.

          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii)(a) a commercial bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of at least $100,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of at least $100,000,000; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof and having a combined capital and surplus of at least $100,000,000; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is a “qualified institutional buyer” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds, lease financing companies and any other financial institutions and which has a combined capital and surplus, a net worth or total assets of at least $100,000,000; provided that neither Company nor any Affiliate of Company shall be an Eligible Assignee.

          “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          “Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

          “ERISA Event” means (i) a “reportable event” described in Section 4043(b) or 4043(c)(1), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan, (ii) the withdrawal of Company, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (iii) the complete or partial withdrawal of Company, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan where the Withdrawal Liability exceeds $1,000,000 (individually or in the aggregate), (iv) notice of reorganization or insolvency of a Multiemployer Plan is received by Company, any of its Subsidiaries or any ERISA Affiliate, (v) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, where such termination constitutes a “distress termination” under Section 4041(c) of ERISA, (vi) the institution of proceedings to terminate a Title IV Plan by the PBGC, (vii) the failure without an appropriate waiver from the IRS to make any required contribution to a Title IV Plan or Multiemployer Plan, (viii) the imposition of a Lien under Section 412 of the Internal Revenue Code or Section 302 of ERISA on Company or any of its Subsidiaries or (ix) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

          “Eurodollar Rate” means, for any Interest Rate Determination Date, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum obtained by dividing (i) the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the “Eurodollar Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D). Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

          “Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

          “Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

          “Event of Default” means each of the events set forth in Section 8.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          “Exchange Rate” means, (i) on the date of issuance, when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of the Issuing Lender of such Letter of Credit in the New York foreign exchange market for the sale of such currency in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar and (ii) on any date thereafter (as determined in the discretion of Administrative Agent) when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of Administrative Agent in the New York foreign exchange market for the sale of such currency in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

          “Excluded Subsidiaries” means Banshee Construction Company, Inc., a California corporation, and Radian International LLC, a Delaware limited liability company.

          “Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder (i) taxes that are imposed on the overall net income (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Company is located, and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of Company under subsection 2.9), any withholding tax that (a) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), (b) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B, or (c) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Foreign Lender pursuant to clause (d) of subsection 2.7B(iv).

          “Existing Credit Agreement” means that certain Credit Agreement dated as of August 22, 2002, as amended, among Company, the financial institutions party thereto, Credit Suisse First Boston, as co-lead arranger and administrative agent, Wells Fargo, as co-lead arranger and syndication agent, and BNP Paribas, Harris Trust & Savings Bank and The Royal Bank of Scotland PLC, as co-documentation agents.

          “Existing Letters of Credit” means those letters of credit issued for the account of Company and identified on Schedule 1.2 of the Company Disclosure Letter.

          “Existing Senior Notes” means the 11 1/2% Senior Notes due 2009 of Company issued pursuant to the Existing Senior Indenture.

          “Existing Senior Indenture” means the Indenture, dated as of August 22, 2002, by and among Company, the Subsidiary Guarantors party thereto and U.S. Bank, N.A. as trustee, pursuant to which the Existing Senior Notes are issued.

          “Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

          “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

          “Financial Plan” has the meaning assigned to that term in subsection 6.1(ix).

          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Permitted Encumbrances) and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

          “Fiscal Quarter” means a fiscal quarter of Company and its Subsidiaries ending on the Friday nearest March 31, June 30, September 30 and December 31 of each year.

          “Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on the Friday nearest December 31 of each year.

          “Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Company is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

          “Fund” means any Person (other than a natural Person) that (i) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (ii) is a “qualified institutional buyer” (as defined in Regulation D under the Securities Act).

          “Funding and Payment Office” means the office of Administrative Agent located at 11 Madison Avenue, New York, New York 10010 or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

          “Funding Date” means the date of the funding of a Loan.

          “GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

          “Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

          “Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra national bodies such as the European Union or the European Central Bank).

          “Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

          “Granting Lender” has the meaning assigned to that term in subsection 10.1B(iv).

          “Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

          “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

          “Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, excluding, in the case of both clauses (a) and (b), accounts payable from Company and Subsidiary Guarantors arising in the ordinary course of business and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

          “Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Indemnitee” has the meaning assigned to that term in subsection 10.3.

          “Intellectual Property” means all patents, trademarks, trade names, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

          “Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each of March, June, September and December of each year, commencing on September 30, 2005, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

          “Interest Period” has the meaning assigned to that term in subsection 2.2B.

          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

          “Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          “Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, excluding all indebtedness and accounts receivable from that other Person that, (a) in the case of accounts receivable from Persons other than Company and Subsidiary Guarantors, are current assets or arose from sales to that other Person and, (b) in the case of accounts receivable from Company and Subsidiary Guarantors, arose in the ordinary course of business, regardless in the case of subclauses (a) and (b) of how such accounts receivable may be evidenced from time to time or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to the original principal amount of any such Investment (not to exceed the original cost of such Investment plus the cost of all additions thereto)).

          “IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

          “IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Administrative Agent and Lenders in, any IP Collateral.

          “IRS” means the Internal Revenue Service of the United States or any successor thereto.

          “Issuing Lender”, with respect to any Letter of Credit, means the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          “Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

          “Letter of Credit” or “Letters of Credit” means (i) any letter of credit or similar instrument issued or to be issued by an Issuing Lender for the account of Company pursuant to subsection 3.1 for the purpose of supporting (a) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (b) workers’ compensation liabilities of Company or any of its Subsidiaries, (c) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (d) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (e) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Letters of Credit may not be issued for the purpose of supporting any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code), and (ii) the Existing Letters of Credit.

          “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company. For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

          “Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          “Loan” or “Loans” means one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

          “Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

          “Loan Party” means each of Company and any Subsidiary Guarantor, and “Loan Parties” means all such Persons, collectively.

          “Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          “Material Adverse Effect” means (i) a material adverse change in the business, assets, condition (financial or otherwise), operations, liabilities (whether contractual, environmental or otherwise), properties or prospects of Company and its Subsidiaries, taken as a whole, or (ii) the material impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations or of Administrative Agent or Lenders to realize on the Collateral.

          “Material Domestic Subsidiary” means, (i) as at any date of determination prior to the last day of the Fiscal Year ending December 31, 2005, each Domestic Subsidiary now existing or hereafter acquired or formed by Company which, exclusive of the Subsidiaries of such Domestic Subsidiary, had more than $10,000,000 of revenues for the Fiscal Year ended October 31, 2004 and (ii) as at any date of determination thereafter, each Domestic Subsidiary now existing or hereafter acquired or formed by Company which, exclusive of the Subsidiaries of such Domestic Subsidiary, had more than $10,000,000 of revenues for the most recently ended Fiscal Year; provided, however, that (a) a Subsidiary of a Domestic Subsidiary that is the direct or indirect parent of a Material Domestic Subsidiary shall be considered to be a Material Domestic Subsidiary and (b) Excluded Subsidiaries shall not be considered to be Material Domestic Subsidiaries.

          “Material Real Property” means, as at any date of determination, any fee interest in real property of Company or any of its Subsidiaries having a fair market value of $10,000,000 or more.

          “Moody’s” means Moody’s Investors Service, Inc.

          “Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by Administrative Agent in its sole discretion. “Mortgages” means all such instruments, collectively.

          “Mortgaged Property” has the meaning set forth in subsection 6.7.

          “Mortgage Policies” has the meaning set forth in subsection 6.7.

          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, or to which Company, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

          “Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the issuance of Capital Stock of Company or any of its Subsidiaries.

          “Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

          “Notes” means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

          “Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

          “Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

          “Notice of Prepayment” means a notice substantially in the form of Exhibit XII annexed hereto.

          “Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

          “Officer” means the president, chief executive officer, an executive vice president, chief financial officer, chief accounting officer, treasurer, controller, general counsel, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

          “Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

          “Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

          “Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

          “Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

          “Permitted Acquisition” has the meaning assigned to that term in subsection 7.3(viii).

          “Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA and any such Lien relating to or imposed in connection with any Environmental Claim):

     (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

     (ii) statutory Liens of landlords, carriers, warehousemen, utilities, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral on account of such Lien;

     (iii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to Deposit Accounts or other funds maintained with a creditor depository institution; provided that (a) such Deposit Account is not a dedicated cash collateral account and is not subject to restriction against access by Company or any of its Subsidiaries owning the affected Deposit Account and (b) such Deposit Account is not intended by Company or any of its Subsidiaries to provide collateral to the depository institution;

     (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, bid and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

     (v) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

     (vi) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

     (vii) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

     (viii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

     (ix) Liens arising from filing UCC financing statements relating solely to leases, Capital Leases and Liens permitted pursuant to this Agreement;

     (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (xi) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

     (xii) Liens granted pursuant to the Collateral Documents;

     (xiii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

     (xiv) Liens in favor of United States Government Authorities on Deposit Accounts in connection with auctions conducted on behalf of such Government Authorities in the ordinary course of business; provided that such Liens apply only to the amounts actually obtained from auctions conducted on behalf of such Government Authorities.

          “Permitted Senior Indebtedness” means any Indebtedness of Company or any of its Subsidiaries incurred form time to time provided that (i) the proceeds of such Indebtedness shall be used only for purposes of financing any Permitted Acquisition, (ii) such Indebtedness shall not provide for any scheduled or mandatory payments, prepayments, sinking fund or other repurchase or redemption payments prior to the date which is six months after the Term Loan Maturity Date, (iii) the other terms thereof shall not be more adverse to the interests of Lenders than those customarily found in debt of a similar type issued by similar issuers under Rule 144A of the Securities Act or in a public offering as reasonably determined by Administrative Agent, and (iv) both before and after giving effect to the issuance of such Indebtedness, no Event of Default or Potential Event of Default has occurred and is continuing.

          “Permitted Subordinated Indebtedness” means any Indebtedness of Company or any of its Subsidiaries incurred form time to time provided that (i) the proceeds of such Indebtedness shall be used only for purposes of financing any Permitted Acquisition, (ii) such Indebtedness shall not provide for any scheduled or mandatory payments, prepayments, sinking fund or other repurchase or redemption payments prior to the date which is six months after the Term Loan Maturity Date, (iii) the other terms thereof (including the subordination provisions) shall not be more adverse to the interests of Lenders than those customarily found in debt of a similar type issued by similar issuers under Rule 144A of the Securities Act or in a public offering as reasonably determined by Administrative Agent, and (iv) both before and after giving effect to the issuance of such Indebtedness, no Event of Default or Potential Event of Default has occurred and is continuing.

          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

          “Pledge Agreement” means the Pledge Agreement executed and delivered by Company and Subsidiary Guarantors on the Closing Date, substantially in the form of Exhibit X annexed hereto.

          “Pledged Collateral” means, collectively, all of the Capital Stock and promissory notes in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

          “Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          “Prime Rate” means the rate that CSFB announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CSFB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          “Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (a) the Revolving Loan Exposure of that Lender by (b) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (b) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii) and (iv) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

          “PTO” means the United States Patent and Trademark Office or any successor or substitute office.

          “Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party in any real property.

          “Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii).

          “Register” has the meaning assigned to that term in subsection 2.1D.

          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          “Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

          “Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

          “Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Requisite Class Lenders” means (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, and (ii) for the Class of Lenders having Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

          “Requisite Lenders” means Lenders having or holding more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders plus (ii) the aggregate Revolving Loan Exposure of all Lenders.

          “Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the chief accounting officer, the treasurer, the controller, the general counsel or any other employee who is a member of the Governing Body of such Person.

          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, interest on, or fees with respect to, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness. For the avoidance of doubt, no payment with respect to Permitted Senior Indebtedness or the Existing Senior Notes shall constitute a Restricted Junior Payment.

          “Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

          “Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

          “Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

          “Revolving Loan Commitment Termination Date” means June 28, 2010.

          “Revolving Loan Exposure”, with respect to any Revolving Lender, means as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Revolving Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

          “Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

          “Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit IV annexed hereto.

          “S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies.

          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

          “Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintain as entitled to exercise the rights that comprise the financial asset.

          “Security Agreement” means the Security Agreement to be executed and delivered, under certain circumstances, by Company and Subsidiary Guarantors, substantially in the form of Exhibit XIII annexed hereto.

          “Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          “SPC” has the meaning assigned to that term in subsection 10.1B(iv).

          “Stock Pledge Period” means any period during which the Company Debt Rating is higher than Ba2 from Moody’s and higher than BB from S&P but lower than Baa3 from Moody’s and lower than BBB- from S&P.

          “Subject Lender” has the meaning assigned to that term in subsection 2.9.

          “Subordinated Indebtedness” means (i) any Indebtedness of Company or any of its Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations and (ii) any Permitted Subordinated Indebtedness.

          “Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in no event shall any Joint Venture be considered to be a Subsidiary of any Person.

          “Subsidiary Guarantor” means any Material Domestic Subsidiary and any other Domestic Subsidiary that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.7.

          “Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by certain existing Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.7 substantially in the form of Exhibit XI annexed hereto.

          “Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

          “Swing Line Funding and Payment Office” means the office of Swing Line Lender located at 201 Third Street, 8th Floor, San Francisco, California 94103 or such other offices of Swing Line Lender as may from time to time be hereafter designated as such in a written notice delivered by Swing Line Lender to Company and each other Lender.

          “Swing Line Lender” means Wells Fargo or any Person serving as a successor Swing Line Lender hereunder.

          “Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

          “Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

          “Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VI annexed hereto.

          “Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

          “Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

          “Term Loan Commitment” means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A(i), and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

          “Term Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term Loans, that Lender’s Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

          “Term Loan Maturity Date” means June 28, 2011.

          “Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

          “Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence Term Loans of any Lenders, substantially in the form of Exhibit V annexed hereto.

          “Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

          “Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA, and to which Company, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

          “Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

          “Transaction Costs” means the fees, costs and expenses payable by Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

          “Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

          “Wells Fargo” has the meaning assigned to that term in the introduction to this Agreement.

          “Withdrawal Liability” means, with respect to Company or any of its Subsidiaries, at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

     Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Consolidated financial statements and other information required to be delivered by Company to Lenders pursuant to and in accordance with clauses (ii), (iii) and (ix) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or covenant set forth in Section 7, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or covenant shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements as shall be reasonably necessary to determine compliance with such ratio or covenant.

1.3	Other Definitional Provisions and Rules of Construction.

     A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

     B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Optional Notes.

     A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i) and 2.1A(ii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

     (i) Term Loans. Each Lender that has a Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount in Dollars not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender’s Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Term Loan Commitments is $350,000,000; provided that the amount of the Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Term Loan Commitment pursuant to subsection 10.1B. Company may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

     (ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount in Dollars not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $300,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date. Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

     (iii) Swing Line Loans.

     (a) General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth in the last sentence of subsection 2.1A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $20,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

     (b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

     (c) Swing Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2) immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender such amount in same day funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

     (d) Revolving Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) the occurrence of any Material Adverse Effect; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (y) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (z) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

     (e) Accounts Maintained with Swing Line Lender. So long as Wells Fargo is Swing Line Lender, if at any time the amounts to be drawn on that certain concentration account number 4520105693 of Company maintained with Swing Line Lender shall exceed the funds deposited in such account, (1) Company shall be deemed to have delivered a timely executed Notice of Borrowing to Swing Line Lender requesting Swing Line Lender to make a Swing Line Loan in an amount equal to the amount of such shortfall, and (2) Swing Line Lender shall make a Swing Line Loan to Company in the amount of such shortfall, the proceeds of which shall be deposited into such account and shall be deemed to have been applied to eliminate such shortfall prior to such draws being made; provided that so long as any Swing Line Loans are outstanding pursuant to this subsection, all funds on deposit in such account shall be applied on a daily basis to the prepayment of the then aggregate outstanding principal amount of such Swing Line Loans until such Swing Line Loans have been prepaid in full.

     B. Borrowing Mechanics. Loans made as Base Rate Loans on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Loans made as Eurodollar Rate Loans on any Funding Date with a particular Interest Period shall be in an aggregate minimum amount equal to or in excess of $5,000,000. Swing Line Loans made on any Funding Date may be in any aggregate amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 2:00 P.M. (New York City time) at least (i) three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or (ii) one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan (other than pursuant to subsection 2.1A(iii)(e)), it shall deliver to Swing Line Lender at the Swing Line Funding and Payment Office a duly executed Notice of Borrowing no later than 2:00 P.M. (New York City time) on the proposed Funding Date. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent (or in the case of Swing Line Loans, Swing Line Lender) telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent (and Swing Line Lender, in the case of Swing Line Loans) on or before the applicable Funding Date.

          Neither Administrative Agent nor any Lender (including Swing Line Lender) shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent (or Swing Line Lender, as applicable) believes in good faith to have been given by an Officer or other Person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

          Company shall notify Administrative Agent (or, in the case of Swing Line Loans, Swing Line Lender) prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct in all material respects as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the date such Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, is delivered and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

     C. Disbursement of Funds. All Term Loans and Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested or Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan. Each such Lender shall make the amount of its Loan available to Administrative Agent at the Funding and Payment Office not later than 12:00 Noon (New York City time) on the applicable Funding Date in same day funds in Dollars. Except as provided in subsection 2.1A(iii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account designated by Company in the applicable Notice of Borrowing.

          Promptly after receipt by Swing Line Lender of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Swing Line Lender shall make the amount of its Swing Line Loan available to Company not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Swing Line Funding and Payment Office. Except as set forth in subsection 2.1A(iii)(e), Swing Line Lender shall make the proceeds of any Swing Line Loan available to Company on the applicable Funding Date by causing an amount of same day funds, in Dollars, equal to the proceeds of such Swing Line Loan to be credited to the account designated by Company in the applicable Notice of Borrowing.

          Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     D. The Register. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Term Loan, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”). Swing Line Lender shall provide Administrative Agent (and make available for inspection by Company upon reasonable prior notice at reasonable times) a copy of its register of Swing Line Loans from time to time upon Administrative Agent’s reasonable request. Company, Administrative Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

     E. Optional Notes. If so requested by any Lender by written notice to Company at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Term Loan, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, respectively, with appropriate insertions.

2.2 Interest on the Loans.

     A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D; provided, however, that Loans made on the Closing Date shall be Base Rate Loans. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

     (i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

     (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Company Debt Rating; or

     (b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Company Debt Rating:

		Eurodollar Rate
Level	Company Debt Rating	Margin	Base Rate Margin
I	BB-or lower from S&P and Ba3 or lower from Moody’s	1.75%	0.75%

		Eurodollar Rate
Level	Company Debt Rating	Margin	Base Rate Margin
II	BB from S&P and Ba2 from Moody’s	1.25%	0.25%

III	BB+ from S&P and Ba1 from Moody’s	1.00%	0%

IV	BB+ from S&P and Baa3 from Moody’s	0.75%	0%

	or

	BBB- from S&P and Ba1 from Moody’s

V	BBB- or higher from S&P and Baa3 or higher from Moody’s	0.625%	0%

; provided that until the date that is 180 days after the Closing Date, the applicable margin for Term Loans and Revolving Loans that are Eurodollar Rate Loans shall be 1.25% per annum and for Term Loans and Revolving Loans that are Base Rate Loans shall be 0.25% per annum. Upon delivery of written notice (1) by Company to Administrative Agent of a change in the Company Debt Rating or (2) by Administrative Agent to Company of a change in the Company Debt Rating, the Eurodollar Rate Margin and the Base Rate Margin shall automatically be adjusted in accordance with such change in the Company Debt Rating, such adjustment to become effective on the Business Day following such change in the Company Debt Rating.

     (ii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans minus the Commitment Fee Percentage.

     B. Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three, six or, if deposits in the interbank Eurodollar market are generally available for such period (as determined by each Lender making, converting to or continuing such Eurodollar Rate Loan), nine or twelve-month period; provided that:

     (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

     (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

     (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

     (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

     (vi) no Interest Period with respect to any type of Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of such type of Term Loans unless the sum of (a) the aggregate principal amount of such type of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such type of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such type of Term Loans on such date;

     (vii) there shall be no more than ten Interest Periods outstanding at any time; and

     (viii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

     C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid), and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

     D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans equal to or in excess of $5,000,000 or all or any part of its outstanding Revolving Loans equal to $5,000,000 and multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan that is a Term Loan, to continue all or any portion of such Loan equal to or in excess of $5,000,000 as a Eurodollar Rate Loan or upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan that is a Revolving Loan, to continue all or any portion of such Loan equal to $5,000,000 and multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

     Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 2:00 P.M. (New York City time) at least (i) one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) or (ii) three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/ continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to effect a conversion or continuation in accordance therewith.

     E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, upon notice by Administrative Agent at the direction of Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Requisite Lenders at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand by Requisite Lenders at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

     G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3 Fees.

     A. Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by a rate per annum equal to the percentage (the “Commitment Fee Percentage”) set forth in the table below opposite the applicable Company Debt Rating;

		Commitment Fee
Level	Company Debt Rating	Percentage
I	BB- or lower from S&P and Ba3 or lower from Moody’s	0.40%

II	BB from S&P and Ba2 from Moody’s	0.25%

III	BB+ from S&P and Ba1 from Moody’s	0.20%

		Commitment Fee
Level	Company Debt Rating	Percentage
IV	BB+ from S&P and Baa3 from Moody’s	0.15%

	or

	BBB- from S&P and Ba1 from Moody’s

V	BBB- or higher from S&P and Baa3 or higher from Moody’s	0.125%

, such commitment fees to be calculated on the basis of a 365/366-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each of March, June, September and December of each year, commencing on September 30, 2005, and on the Revolving Loan Commitment Termination Date; provided that, until the date that is 180 days after the Closing Date, the applicable Commitment Fee Percentage shall be 0.25% per annum. Upon delivery of written notice (a) by Company to Administrative Agent of a change in the Company Debt Rating or (b) by Administrative Agent to Company of a change in the Company Debt Rating, the applicable Commitment Fee Percentage shall automatically be adjusted in accordance with such change in the Company Debt Rating, such adjustment to become effective on the Business Day following such change in the Company Debt Rating.

     B. Other Fees. Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

     A. Scheduled Payments of Term Loans.

          Company shall make principal payments on the Term Loans in quarterly installments on the dates and in the amounts set forth below:

Scheduled Repayment
Date	of Term Loans
September 30, 2008	$13,125,000
December 31, 2008	13,125,000
March 31, 2009	13,125,000
June 30, 2009	13,125,000
September 30, 2009	17,500,000

Scheduled Repayment
Date	of Term Loans
December 31, 2009	17,500,000
March 31, 2010	17,500,000
June 30, 2010	17,500,000
September 30, 2010	56,875,000
December 31, 2010	56,875,000
March 31, 2011	56,875,000
Term Loan Maturity Date	56,875,000

$350,000,000

provided, that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided further, that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

B. Prepayments and Unscheduled Reductions in Revolving Loan Commitments.

     (i) Voluntary Prepayments. Company may, upon written or telephonic notice to Swing Line Lender on or prior to 2:00 P.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in any aggregate amount. Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 2:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay, without premium or penalty (except as provided in subsection 2.6D), any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

     (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than five Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount. Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.

     (iii) Mandatory Prepayments. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect. For purposes of calculating the Total Utilization of Revolving Loan Commitments, any Letters of Credit denominated in a currency other than Dollars shall be valued by Administrative Agent based on the applicable Exchange Rate for such currency as of the applicable date of determination once per calendar quarter or at such other times as reasonably determined by Administrative Agent.

     (iv) Application of Prepayments.

     (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first, to repay outstanding Swing Line Loans to the full extent thereof, second, to repay outstanding Revolving Loans to the full extent thereof and third, to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4 on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Term Loans set forth in subsection 2.4.

     (b) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

C. General Provisions Regarding Payments.

     (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

     (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

     (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of the Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares; provided that all payments in respect of Revolving Loans shall first be applied in the following priority to repay any amount owing to (a) first, Swing Line Lender due to the failure of any Revolving Lender to (1) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (2) purchase an assignment of an unpaid Swing Line Lon pursuant to subsection 2.1A(iii)(c), and (b) second, Issuing Lender due to the failure of any Revolving Lender to (1) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (2) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

     (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

     (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

     D. Application of Proceeds of Collateral and Payments after Event of Default.

          Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

     (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

     (ii) thereafter, to the payment of all other Obligations for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii)); and

     (iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5 Use of Proceeds.

     A. Term Loans. The proceeds of the Term Loans shall be applied by Company to refinance certain existing Indebtedness, pay the fees and expenses incurred in connection with such refinancing and for general corporate purposes including the repurchase of the Existing Senior Notes.

     B. Revolving Loans; Swing Line Loans. The proceeds of any Revolving Loans and any Swing Line Loans shall be applied by Company to repurchase certain existing Indebtedness, pay the fees and expense incurred in connection with such repurchase and for working capital and other general corporate purposes, including the repurchase of the Existing Senior Notes and the Convertible Subordinated Notes and the making of intercompany loans to any of Company’s Subsidiaries in accordance with subsections 7.1(iii), 7.1(iv) and 7.1(v) for their own general corporate purposes.

     C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing Eurodollar Rate Loans.

          Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

     B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

     C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/ Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any reasonable loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan, does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

     E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

     F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

     G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7 Increased Costs; Taxes; Capital Adequacy.

     A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

     (i) subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

     (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

     (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender reasonably shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided, however, that Company shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than 90 days prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within 90 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

     B. Taxes.

     (i) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of Company under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

     (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

     (a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

     (b) Company shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

     (c) unless such Tax is an Excluded Tax, the sum payable by Company shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

     (d) within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

     (iii) Indemnification by Company. Company shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

     (iv) Tax Status of Lenders. Unless not legally entitled to do so:

     (a) any Lender, if requested by Company or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

     (b) any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

     (c) without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

     (1) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

     (2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

     (3) in the case of a Foreign Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of Company or (iii) a controlled foreign corporation described in

Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN.

     (4) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

     (d) without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion):

     (1) duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

     (2) duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

     (e) without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9;

     (f) without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence; and

     (g) If an Agent or a Lender determines, in its sole discretion, that is has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to this Section, it shall pay over such refund to Company (but only to the extent of indemnity payments made, or additional amounts paid by Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Company, upon the request of such Agent or such Lender, agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Company or any other Person.

     C. Capital Adequacy Adjustment. If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction, increased to the extent necessary to take into account any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts; provided, however, that Company shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than 90 days prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within 90 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8 Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

     A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     B. Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable effort to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9 Replacement of a Lender.

          If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made), Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees

pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), Company may, with prior consent from Administrative Agent (such consent not to be unreasonably withheld or delayed) require such Non-Consenting Lender to assign only those Loans and Commitments of such Non-Consenting Lender that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

Section 3.LETTERS OF CREDIT

3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

     A. Letters of Credit. Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit for the account of Company for the purposes specified in the definition of Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

     (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

     (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $200,000,000;

     (iii) any Letter of Credit having an expiration date later than the earlier of (a) five Business Days prior to the Revolving Loan Commitment Termination Date and

(b) the date which is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided further that such Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension; or

     (iv) any Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” as such is used in Section 547 of the Bankruptcy Code).

          On and after the Closing Date, the Existing Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to subsection 3.2, and reimbursement of costs and expenses to the extent provided herein, to be Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement; provided, however, that, notwithstanding any other provision of this Agreement, no fees with respect to the issuance of the Existing Letters of Credit shall be due hereunder.

     B. Mechanics of Issuance.

     (i) Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to a Revolving Lender (which shall be the Issuing Lender with respect thereto), with a copy to Administrative Agent, a Request for Issuance no later than 2:00 P.M. (New York City time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

          Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct in all material respects as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

     (ii) Determination of Issuing Lender. Company may request any Revolving Lender to issue a Letter of Credit by delivering to such Revolving Lender, with a copy to Administrative Agent, a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit. In the event that such Revolving Lender, in its sole discretion, elects not to issue such Letter of Credit, such Revolving Lender shall promptly so notify Company and Administrative Agent, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Revolving Lenders requested by Company have declined to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Administrative Agent’s Revolving Loan Commitment then in effect; provided that the Issuing Lender shall not be obligated to issue any Letter of Credit denominated in a foreign currency which in the judgment of Administrative Agent is not readily and freely available.

     (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

     (iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.

     C. Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such

Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2 Letter of Credit Fees.

          Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

     (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.125% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each of March, June, September and December of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

     (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clause that is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

     A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

     B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) or, at the option of such Issuing Lender, in the case of a Letter of Credit denominated in a currency other than Dollars, in such other currency and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 10:00 A.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

     C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

     (i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a payment under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 12:00 Noon (New York City time) on the first Business Day after the date notified by Administrative Agent and Administrative Agent shall make available to such Issuing Lender in Dollars in same day funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

     (ii) Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, such Issuing Lender shall distribute such payment to Administrative Agent and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D. Interest on Amounts Paid Under Letters of Credit.

     (i) Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

     (ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

3.4 Obligations Absolute.

          The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

     (i) any lack of validity or enforceability of any Letter of Credit;

     (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

     (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

     (v) any Material Adverse Effect;

     (vi) any breach of this Agreement or any other Loan Document by any party thereto;

     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

     (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Nature of Issuing Lenders’ Duties.

          As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

          Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4.CONDITIONS TO LOANS AND LETTERS OF CREDIT

          The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1 Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans.

          The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

     A. Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

     (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

     (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

     (iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

     (iv) Executed originals of the Loan Documents to which such Person is a party; and

     (v) Such other documents as Administrative Agent or Co-Arrangers may reasonably request.

     B. Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

     C. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition.

     D. Financial Statements; Pro Forma Financial Statements. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of Company and its Subsidiaries for the Fiscal Years ended October 31, 2002, 2003 and 2004, including consolidated balance sheets and the related statements of income, stockholders’ equity and cash flow, audited by PricewaterhouseCoopers and prepared in conformity with GAAP, together with such accountants’ report thereon, (ii) unaudited interim financial statements of Company and its Subsidiaries for the two-month period ended December 31, 2004 and the Fiscal Quarter ended April 1, 2005, (iii) a pro forma balance sheet of Company and its Subsidiaries as of the Closing Date, giving effect to the transactions contemplated by this Agreement, and (iv) projected financial statements (including balance sheets, and income and cash flow statements) of Company and its Subsidiaries for the five-year period after the Closing Date, giving effect to transactions contemplated by this Agreement, all of the foregoing in form and substance satisfactory to Co-Lead Arrangers.

     E. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Cooley Godward LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request, and favorable written opinions of other counsel to the Loan Parties in form and substance reasonably satisfactory to Administrative Agent setting forth such matters as Administrative Agent may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

     F. Security Interests in Collateral. Administrative Agent shall have received evidence satisfactory to it that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clause (ii) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in all Pledged Collateral. Such actions shall include the following:

     (i) Stock Certificates and Instruments. Delivery to Administrative Agent of certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to

Administrative Agent) representing all Capital Stock of Domestic Subsidiaries pledged pursuant to the Pledge Agreement;

     (ii) UCC Financing Statements. Delivery to Administrative Agent of duly completed UCC financing statements with respect to the Pledged Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Pledged Collateral pursuant to the Collateral Documents;

     (iii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements and authorization of the filing thereof from the applicable secured party as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

     G. Matters Relating to Existing Indebtedness of Company and Its Subsidiaries. On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder, and (c) delivered to Administrative Agent duly completed UCC termination statements and authorization of the filing thereof as may be necessary to terminate any effective UCC financing statements or fixture filings with respect thereto. On or prior to the Closing Date, Company shall have repurchased, or accepted the tender and irrevocably committed to the holders thereof to purchase within ten Business Days of the Closing Date, at least two-thirds in face amount of the Existing Senior Notes outstanding as of the end of Company’s most recently ended Fiscal Quarter.

     H. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

     I. Company Disclosure Letter. Company shall have delivered to Administrative Agent the Company Disclosure Letter.

     J. Subsidiary Guarantor Gross Revenues. The aggregate gross revenues for the Fiscal Year ended October 31, 2004 of Company and the Subsidiary Guarantors as of the Closing Date shall be equal to at least 90% of the aggregate gross revenues of Company and the Domestic Subsidiaries on a consolidated basis for such Fiscal Year and each Material Domestic Subsidiary shall have executed the Subsidiary Guaranty as of the Closing Date. Company shall deliver to Administrative Agent a certificate demonstrating in reasonable detail compliance with such requirements.

     K. Patriot Act Compliance. Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

4.2 Conditions to All Loans.

          The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

     A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

     B. As of that Funding Date:

     (i) The representations and warranties contained herein and in the other Loan Documents (a) that do not contain a materiality qualification shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and (b) that contain a materiality qualification shall be true, correct and complete on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete on and as of such earlier date;

     (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

     (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date; and

     (iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date.

4.3 Conditions to Letters of Credit.

          The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

     A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

     B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof), in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

     C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5. COMPANY’S REPRESENTATIONS AND WARRANTIES

     In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender:

5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

     A. Organization and Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified on Schedule 5.1A of the Company Disclosure Letter. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

     B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except in jurisdictions where the failure to be so qualified or in good standing has not had and would not be likely to result in a Material Adverse Effect.

     C. Conduct of Business. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.9.

     D. Subsidiaries. All of the Subsidiaries of Company as of the Closing Date and their jurisdictions of organization are identified on Schedule 5.1D of the Company Disclosure Letter. The Capital Stock of each of the Domestic Subsidiaries identified on Schedule 5.1D of the Company Disclosure Letter is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Schedule 5.1D of the Company Disclosure Letter correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Domestic Subsidiaries in each of their respective Subsidiaries.

5.2 Authorization of Borrowing, etc.

     A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

     B. No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries in any manner that would be likely to result in a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders or Permitted Encumbrances); or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

     C. Governmental Consents. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization.

     D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3 Financial Condition.

          Company has heretofore delivered to Lenders, at Lenders’ request, the financial information set forth in subsection 4.1D. All such statements (other than pro forma financial statements and projected financial statements) were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

5.4 No Material Adverse Change.

          Since December 31, 2004, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5 Title to Properties; Liens.

          Company and the Material Domestic Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted pursuant to subsection 7.7. Except as permitted pursuant to this Agreement, all such properties and assets are free and clear of Liens.

5.6 Litigation; Adverse Facts.

          Except as set forth on Schedule 5.6 of the Company Disclosure Letter, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Responsible Officer of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its respective Subsidiaries and that, individually or in the aggregate, would be likely to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would be likely to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority, that, individually or in the aggregate, would be likely to result in a Material Adverse Effect.

5.7 Payment of Taxes.

          Except to the extent permitted pursuant to subsection 6.3 or to the extent that failure to perform would not be likely to result in a Material Adverse Effect, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8 Governmental Regulation.

          Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.9 Securities Activities.

     Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.10 ERISA.

     A. Each employee benefit plan of Company or any of its Subsidiaries intended to qualify under Section 401 of the Internal Revenue Code does so qualify where applicable, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Internal Revenue Code, except where such failures, in the aggregate, would not result in a Material Adverse Effect.

     B. Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Internal Revenue Code and other Requirements of Law except for non-compliances that, in the aggregate, would not result in a Material Adverse Effect.

     C. There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not result in a Material Adverse Effect.

5.11 Environmental Protection.

     Except as set forth on Schedule 5.11 of the Company Disclosure Letter:

     (i) neither Company nor any of its Subsidiaries nor, to the knowledge of each Responsible Officer of Company, any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, would be likely to result in a Material Adverse Effect;

     (ii) there are and, to the knowledge of each Responsible Officer of Company, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, would be likely to result in a Material Adverse Effect; and

     (iii) compliance by Company and its Subsidiaries with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be likely to result in a Material Adverse Effect.

5.12 Employee Matters.

          There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that would be likely to result in a Material Adverse Effect.

5.13 Solvency.

          Each Loan Party is, and upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made will be, Solvent.

5.14 Matters Relating to Collateral.

     A. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

     B. Absence of Third-Party Filings. Except such as may have been filed to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2 or have been filed pursuant to the Existing Credit Agreement and are to be terminated in connection with the refinancing of the obligations thereunder, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no document granting any rights to any third party with respect to any Intellectual Property of Company or any of its Subsidiaries has been recorded with the PTO.

     C. Margin Regulations. The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     D. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects; provided, however, that this provision shall not apply during any period in which all Collateral has been released pursuant to subsection 10.14B.

5.15 Disclosure.

          No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, including the Company Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.16 Reporting to IRS.

          Company does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. Company acknowledges that one or more Lenders may treat their Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

5.17 Foreign Assets Control Regulations, etc.

          Neither the making of the Loans to, or issuance of a Letter of Credit on behalf of, Company nor its use of the proceeds thereof will violate in any material respect the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) to its knowledge engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Patriot Act).

Section 6. COMPANY’S AFFIRMATIVE COVENANTS

          Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other

Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

          6.1 Financial Statements and Other Reports

     Company will maintain, and cause each of the Domestic Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

     (i) Events of Default, etc.: promptly upon any Responsible Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, or (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, an Officer’s Certificate specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

     (ii) Quarterly Financials: (a) as soon as available and in any event within 55 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter, and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer or chief accounting officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, and (b) as soon as available and in any event within 90 days after the end of each Fiscal Quarter a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of Company and its Subsidiaries in each case in the form prepared for presentation to the Governing Body of Company for such Fiscal Quarter, and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter.

     (iii) Company Year-End Financials: as soon as available and in any event within 100 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer or chief accounting officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of Company and its Subsidiaries in each case in the form prepared for presentation to the Governing Body of Company for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

     (iv) Officer’s Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsections 7.1(iv), (vi), (vii), (viii), (ix), (x), and (xi), 7.2A(viii) and (ix), 7.3(xi) and (xiii), 7.4(ii) and (ix) and 7.6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

     (v) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants;

     (vi) SEC Filings: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, and (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission;

     (vii) Litigation or Other Proceedings: (a) promptly upon any Responsible Officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case is reasonably likely to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

     (viii) ERISA Matters: (a) promptly and in any event within 30 days after Company, any of its Subsidiaries or any ERISA Affiliate knows, or has reason to know, that any ERISA Event has occurred that, alone or together with another ERISA Event, could reasonably be expected to result in liability to Company, any Subsidiary and/or any ERISA Affiliate in an aggregate amount exceeding $7,500,000, written notice describing such event; (b) promptly and in any event within ten days after Company, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Internal Revenue Code has been filed with respect to any Title IV Plan, a written statement of a Responsible Officer of Company describing such waiver request and the action, if any, Company, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and (c) simultaneously with the date that Company, any of its Subsidiaries or any ERISA Affiliate files with the PBGC a notice of intent to terminate any Title IV Plan, if, at the time of such filing, such termination would require material additional contributions in order to be considered a standard termination with the meaning of Section 4041(b) of ERISA, a copy of each notice;

     (ix) Financial Plans: as soon as practicable and in any event no later than 90 days following the end of each Fiscal Year, a consolidated financial plan for the then current Fiscal Year (the “Financial Plan” for such Fiscal Year), including, (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with a projected Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as any Lender may reasonably request;

     (x) New Subsidiaries or Change in Status of Subsidiaries: annually within 100 days of the end of each Fiscal Year, all of the data required to be set forth on Schedule 5.1D of the Company Disclosure Letter with respect to all Domestic Subsidiaries and, during any Collateral Pledge Period or Stock Pledge Period, an Officer’s Certificate, together with supporting documentation in form and substance satisfactory to Requisite Lenders, setting forth the aggregate gross revenues for the immediately preceding Fiscal Year of all Subsidiary Guarantors, the aggregate gross revenues for the immediately preceding Fiscal Year of Company and all Domestic Subsidiaries, a list of all Material Domestic Subsidiaries and a list of all Subsidiaries of Company that have executed a guaranty in respect of the obligations of Company under any indenture or agreement relating to Securities of Company that have been privately placed pursuant to Rule 144A of the Securities Act or publicly registered under the Securities Act.

     (xi) Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.17 reasonably requested by any Lender through Administrative Agent;

     (xii) Environmental Notices. promptly upon a Responsible Officer of Company becoming aware of receipt by Company or any of its Subsidiaries on its own behalf any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law if the facts underlying the letter or request might reasonably be expected to result in a Material Adverse Effect; and

     (xiii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

          Financial statements and other documents required to be delivered pursuant to this subsection 6.1 (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (1) Company posts such financial statements or other documents, or provides a link thereto, on Company’s website on the Internet or (2) such financial statements or other documents are posted on Company’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that (x) Company shall deliver paper copies of such financial statements and other documents to Administrative Agent or any Lender that requests Company to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender, as the case may be, and (y) Company shall notify Administrative Agent of the posting of any such financial statements and other documents and provide to Administrative Agent electronic versions (i.e., soft copies) thereof.

6.2	Corporate Existence, etc.

          Except as permitted pursuant to subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1D of the Company Disclosure Letter and all rights and franchises material to its business; provided, however, that (i) neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders; (ii) Company may discontinue any operation of the Excluded Subsidiaries; and (iii) Company may discontinue any operation (including the dissolution of any of its Subsidiaries) which the Governing Body of Company believes to be no longer in the best interest of Company and its Subsidiaries, taken as a whole, to preserve, provided that Company shall not discontinue or dissolve any Subsidiary Guarantor or Material Domestic Subsidiary other than as permitted pursuant to this Agreement.

6.3	Payment of Taxes and Claims; Tax Consolidation.

     A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to pay such taxes, assessments and governmental charges would not be likely to result in a Material Adverse Effect; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

     B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries or any Joint Ventures in which Company or any of its Subsidiaries has an interest).

6.4	Maintenance of Properties.

     A. Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof the failure of which would be likely to result in a Material Adverse Effect.

     B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.

6.5	Inspection Rights; Lender Meeting.

     A. Inspection Rights. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent, including representatives designated by Administrative Agent at the request of any Requisite Class Lenders, to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours one time in each Fiscal Year as Administrative Agent may request and, following the occurrence and during the continuation of any Event of Default, at any time or from time to time.

     B. Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting or, at Company’s option, teleconference with Administrative Agent and Lenders once during each Fiscal Year to be held at such location and at such time as may be agreed to by Company and Administrative Agent.

6.6	Compliance with Laws, etc.

          Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which would be likely to cause, individually or in the aggregate, a Material Adverse Effect.

6.7	Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Additional Subsidiaries.

     A. Execution of Subsidiary Guaranty. In the event that any Person becomes a Material Domestic Subsidiary after the date hereof, and such Material Domestic Subsidiary has not previously executed the Subsidiary Guaranty, Company will promptly notify Administrative Agent of that fact and cause such Material Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty. In addition, in the event that the aggregate gross revenues for any Fiscal Year, commencing with the Fiscal Year ending December 30, 2005, of Company and the Subsidiary Guarantors are less than 90% of the aggregate gross revenues of Company and the Domestic Subsidiaries on a consolidated basis for such Fiscal Year, Company shall, within 100 days after the end of such Fiscal Year, cause one or more additional Domestic Subsidiaries to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty such that the aggregate gross revenues for such Fiscal Year of Company and all Subsidiary Guarantors shall be equal to at least 90% of the aggregate gross revenues of Company and all Domestic Subsidiaries on a consolidated basis for such Fiscal Year.

     B. Execution of Pledge Agreement. Within 60 days following the first day of any Stock Pledge Period, Company shall, and shall cause each Subsidiary Guarantor to, execute a counterpart of the Pledge Agreement and take, and cause each such Subsidiary Guarantor to take, all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid First Priority Lien on all Capital Stock of each Subsidiary Guarantor owned by Company or any Subsidiary Guarantor. In addition, if, during any Stock Pledge Period, a Person becomes a Material Domestic Subsidiary or a Domestic Subsidiary required to execute the Subsidiary Guaranty, then, within 60 days, Company shall, and shall cause each such Subsidiary Guarantor to, execute a counterpart of the Pledge Agreement and take, and cause each such Subsidiary Guarantor to take, all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid First Priority Lien on all Capital Stock of each such Subsidiary Guarantor owned by Company or any such Subsidiary Guarantor.

     C. Execution of Other Collateral Documents. Within 60 days following the first day of any Collateral Pledge Period Company shall, and shall cause each Subsidiary Guarantor to, cause all of the Collateral to be subject to a First Priority Lien in favor of Administrative Agent to secure the Obligations hereunder and shall take the following actions and execute and deliver, or cause to be executed and delivered, the following agreements, documents and instruments promptly to Administrative Agent, each in form and substance satisfactory to Administrative Agent:

          (i) executed counterparts of the Pledge Agreement, if not already so executed, and Security Agreement from Company and each Subsidiary Guarantor;

          (ii) evidence satisfactory to Administrative Agent that Company and Subsidiary Guarantors have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (in addition to the filing or recording of items described in clauses (a) and (b) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral; provided that the method of perfecting such security interests shall be limited to (x) filings of UCC financing statements and, where applicable, fixture filings, and (y) any other filings that Administrative Agent deems necessary or appropriate for purposes of perfecting a security interest in U.S. registered IP Collateral. Such actions shall include the following:

               (a) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

               (b) Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any IP Collateral;

               (c) Stock Certificates and Instruments. Delivery to Administrative Agent of (1) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Security Agreement and (2) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

               (d) Control Agreements. Delivery to Administrative Agent of Control Agreements with financial institution and other Persons in order to perfect Liens in respect of each Deposit Account with a principal balance in excess of $500,000, each Securities Account with a principal balance in excess of $500,000 and other Collateral pursuant to the Collateral Documents; provided, however, that Company and Subsidiary Guarantors shall not be required to deliver Control Agreements with respect to Deposit Accounts or Securities Accounts maintained for the purpose of paying claims under self-insured health care plans;

          (iii) Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor:

               (a) Mortgages. Fully executed and notarized Mortgages, in proper form for recording in all applicable jurisdictions, encumbering each Material Real Property of Company and each Subsidiary Guarantor (each a “Mortgaged Property” and, collectively, the “Mortgaged Properties”);

               (b) Opinions of Local Counsel. If requested by Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

               (c) Title Insurance. (1) title insurance policies or unconditional commitments therefor (the “Mortgage Policies”) issued by the Title Company with respect to the Mortgaged Properties, in amounts not less than the respective amounts designated therein with respect to any particular Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Mortgaged Property vested in such Loan Party and assuring Administrative Agent that the applicable Mortgages create valid and enforceable First Priority mortgage Liens on the respective Mortgaged Properties encumbered thereby, subject only to such exceptions as are reasonably acceptable to Administrative Agent, which Mortgage Policies shall include such endorsements, coinsurance and reinsurance as Administrative Agent may reasonably request;

               (d) Title Reports. With respect to each Mortgaged Property, a title report issued by the Title Company with respect thereto satisfactory in form and substance to Administrative Agent;

               (e) Copies of Documents Relating to Title Exceptions. If requested by Administrative Agent, copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgage Policies or in the title reports delivered pursuant to clause (d) above;

               (f) Matters Relating to Flood Hazard Properties. If requested by Administrative Agent, (1) evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (A) any Mortgaged Property is a Flood Hazard Property and (B) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (B) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (C) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

               (g) Appraisals. If reasonably requested by Administrative Agent, appraisals from one or more independent real estate appraisers satisfactory to Administrative Agent, in form, scope and substance satisfactory to Administrative Agent.

In addition, if, during any Collateral Pledge Period, a Person becomes a Material Domestic Subsidiary or a Domestic Subsidiary required to execute the Subsidiary Guaranty, then, within 60 days, Company shall, in addition to complying with the requirements of subsections 6.7A and B, cause such Subsidiary Guarantor to execute and deliver to Administrative Agent a counterpart of the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in this subsection 6.7C) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a First

Priority Lien on all of the real, personal and mixed property assets of such Subsidiary Guarantor described in the applicable forms of Collateral Documents.

     D. Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with such Loan Documents required pursuant to subsection 6.7A, B or C, (i) certified copies of the Organizational Documents of each Domestic Subsidiary or Material Domestic Subsidiary required to execute a counterpart of the Subsidiary Guaranty or Pledge Agreement, as the case may be, pursuant to subsection 6.7A or B, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Domestic Subsidiary or Material Domestic Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if reasonably requested by Administrative Agent, a favorable opinion of counsel to such Domestic Subsidiary or Material Domestic Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be in form and substance reasonably satisfactory to Administrative Agent and its counsel.

     E. Additional Real Property. In the event that (i) Company or any Subsidiary Guarantor acquires any Material Real Property or (ii) any Person becomes a Subsidiary Guarantor during a Collateral Pledge Period and such Person owns or holds any Material Real Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such senior lienholder’s consent (any such non-excluded Material Real Property being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, environmental reports that may be reasonably required by Administrative Agent.

6.8	Post Closing.

     A. Within 60 days of the Closing Date, or such later date agreed by Administrative Agent in its reasonable discretion, Company shall cause each of E.C. Driver & Associates, Inc., URS Corporation AES., URS Corporation Great Lakes, URS Corporation — New York, URS District Services, P.C. and URS Corporation — Ohio to deliver to Administrative Agent a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such Person’s jurisdiction of organization, each dated a recent date prior to the date of delivery.

     B. Within three days of the Closing Date, Company shall deliver, or cause to be delivered, to Administrative Agent an irrevocable undated stock power endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent for certificates representing all Capital Stock of Aman Environmental Construction, Inc., Cleveland Wrecking Company, EG&G Defense Materials, Inc., Lear Siegler Logistics International, Inc. and Signet Testing Laboratories, Inc.

Section 7. COMPANY’S NEGATIVE COVENANTS

     Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, the covenants applicable to them in this Section 7.

7.1	Indebtedness.

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) Company and its Subsidiaries may become and remain liable with respect to the Obligations;

          (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted pursuant to subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (iii) Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any other Subsidiary Guarantor;

          (iv) any Subsidiary of Company (other than a Subsidiary Guarantor) may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor; provided that the aggregate principal amount of all such Indebtedness does not exceed the greater of (1) $50,000,000 at any time outstanding or (2) 5% of Consolidated Tangible Assets (determined as of the end of the immediately preceding Fiscal Quarter) at the time such Subsidiary becomes liable with respect to such Indebtedness;

          (v) any Subsidiary of Company (other than a Subsidiary Guarantor) may become and remain liable with respect to Indebtedness to any other Subsidiary of Company (other than a Subsidiary Guarantor);

          (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness in an aggregate principal amount at any time outstanding not to exceed the maximum principal amount (including the maximum amount of any committed lease or other lines of credit) of the Indebtedness described on Schedule 7.1 of the Company Disclosure Letter and may become and remain liable with respect to any refinancings, refundings, renewals, replacements or extensions thereof; provided that the aggregate principal amount of all such Indebtedness is not increased at the time of any such refinancing, refunding, renewal, replacement or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder;

          (vii) Company and Subsidiary Guarantors may become and remain liable with respect to (a) unsecured Permitted Senior Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any time outstanding and (b) unsecured Permitted Subordinated Indebtedness, in each case following the date of the announcement of a Permitted Acquisition or within six months following the consummation of a Permitted Acquisition; provided, however, that the restriction as to the amount of Permitted Senior Indebtedness shall not apply to any such Permitted Senior Indebtedness if, at the time Company or such Subsidiary Guarantor becomes liable with respect to such Permitted Senior Indebtedness and after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P (it being understood that if the Company Debt Rating shall cease to be at least Ba1 from Moody’s and at least BB+ from S&P, the limitation under this proviso shall (1) be increased to the then outstanding principal amount of Permitted Senior Indebtedness made while the Company Debt Rating was at least Ba1 from Moody’s and at least BB+ from S&P and (2) be decreased as such Permitted Senior Indebtedness is repaid but not below $250,000,000;

          (viii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness secured by Liens permitted pursuant to subsection 7.2(iv) and Indebtedness in respect of Capital Leases, and may become and remain liable with respect to any refinancings, refundings, renewals, replacements or extensions thereof, in an aggregate principal amount for all such Indebtedness, refinancings, refundings, renewals, replacements and extensions not to exceed $30,000,000 at any time outstanding; provided that such amount shall be increased by $5,000,000 as of the first day of each Fiscal Year commencing with the Fiscal Year beginning December 31, 2005;

          (ix) Company and its Subsidiaries may become and remain liable with respect to Indebtedness of any Person assumed in connection with a Permitted Acquisition and a Person that becomes a direct or indirect Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness on the date of such Permitted Acquisition; provided that (a) such Indebtedness is not created in anticipation of such

Permitted Acquisition, and (b) the aggregate principal amount of all such Indebtedness that is secured does not exceed $30,000,000 at any time outstanding;

          (x) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness to Persons other than Company or any of its Subsidiaries in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that the aggregate principal amount of all such Indebtedness that is secured does not exceed the greater of (1) $50,000,000 at any time outstanding or (2) 5% of Consolidated Tangible Assets (determined as of the end of the immediately preceding Fiscal Quarter) at the time Company or such Subsidiary becomes liable with respect to such Indebtedness; and

          (xi) Foreign Subsidiaries may become and remain liable with respect to Indebtedness to Persons other than Company or any of its Subsidiaries in an aggregate principal amount (including the amount of any such Indebtedness listed on Schedule 7.1 of the Company Disclosure Letter) not to exceed $50,000,000 at any time outstanding.

7.2	Liens and Related Matters.

     A. Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

          (i) Permitted Encumbrances;

          (ii) Liens granted pursuant to the Collateral Documents;

          (iii) Liens listed on Schedule 7.2 of the Company Disclosure Letter;

          (iv) Liens on any asset existing at the time of acquisition of such asset by Company or a Subsidiary of Company, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary of Company or to secure any Indebtedness permitted hereby incurred by Company or a Subsidiary of Company at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that (a) the Lien shall apply only to the asset so acquired and proceeds thereof, and (b) all such Liens do not in the aggregate secure Indebtedness in an aggregate principal amount in excess of the amount permitted pursuant to subsections 7.1(vi) and 7.1(viii) at any time;

          (v) Liens on foreign assets of any Foreign Subsidiary (other than the Capital Stock of any Foreign Subsidiary owned by a Domestic Subsidiary) to secure Indebtedness permitted pursuant to subsection 7.1(xi);

          (vi) Liens arising as a result of progress payments under government contracts to which Company or one of its Subsidiaries is a party;

          (vii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clauses (iii) and (iv) above; provided that, such Liens shall apply only to the assets subject to the existing Lien;

          (viii) Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens exist at the time such Person becomes a Subsidiary of Company and are not created in anticipation of such Permitted Acquisition and, in any event, do not in the aggregate secure Indebtedness in an aggregate principal amount in excess of $30,000,000 at any time; and

          (ix) other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed the greater of (a) $50,000,000 outstanding at any time or (b) 5% of Consolidated Tangible Assets (determined as of the end of the immediately preceding Fiscal Quarter) at the time such Liens are created.

          Notwithstanding the foregoing, Company and its Domestic Subsidiaries shall not enter into, or suffer to exist, any control agreements (as such term is defined in the UCC).

     B. Equitable Lien in Favor of Lenders. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens permitted pursuant to subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted pursuant to subsection 7.2A.

     C. No Further Negative Pledges. Neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) restrictions on the encumbrance of specific property encumbered to secure payment of particular permitted Indebtedness or to be sold pursuant to an executed agreement with respect to a sale of such assets, (ii) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses permitted pursuant to this Agreement, (iii) restrictions contained in agreements relating to Indebtedness of Company and its Subsidiaries permitted pursuant to subsection 7.1(x) that expressly permit Liens in favor of Administrative Agent for the benefit of Lenders (or the administrative agent under any successor or replacement credit facility), and (iv) restrictions on the encumbrance of specific property encumbered to secure payment of Indebtedness of Foreign Subsidiaries permitted pursuant to subsection 7.1(xi); provided that such restrictions do not apply to the Capital Stock of any Subsidiary of Company owned by Company or a Domestic Subsidiary.

     D. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except for (a) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses, (b) restrictions on the transfer of Joint Venture interests, (c) restrictions in an executed agreement with respect to a sale of such assets, and (d) restrictions contained in the terms of any Indebtedness of Foreign Subsidiaries permitted pursuant to subsection 7.1(x) if such restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness, Company determines that any such restriction will not materially affect Company’s ability to make principal or interest payments on the Loans and the restriction is not materially more disadvantageous to Lenders than is customary in comparable financings.

7.3	Investments; Acquisitions.

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person, except:

          (i) Company and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

          (ii) Company and its Subsidiaries may make and own intercompany loans to the extent permitted pursuant to subsections 7.1(iii), (iv) and (v);

          (iii) any Foreign Subsidiary may make and own Investments in any other Foreign Subsidiary;

          (iv) Company and Subsidiary Guarantors may make and own Investments in Company and Subsidiary Guarantors;

          (v) Company and its Subsidiaries may continue to own the Investments owned by them and described on Schedule 7.3 of the Company Disclosure Letter;

          (vi) Company and its Subsidiaries may make capital expenditures in the ordinary course of business;

          (vii) Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim;

          (viii) Company and its Subsidiaries may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries of Company formed in connection with any such acquisition) of any Person in the same or similar line of business (or any related, ancillary or complementary business, including business services) as Company (a) through the issuance of Capital Stock of Company, (b) with Cash, (c) with the proceeds of Permitted Senior Indebtedness or Permitted Subordinated Indebtedness or (d) with any combination of the foregoing, in each case if after giving effect to such acquisition, no Event of Default or Potential Event of Default shall have occurred or be continuing; provided that (1)(A) after giving effect to such acquisition, at least $50,000,000 is available in Revolving Loan Commitments, and (B) the pro forma ratio of Consolidated Total Debt to the sum of Consolidated Total Debt and Stockholders’ Equity (after giving effect to such acquisition) is less than 35% or (2) Requisite Lenders consent thereto (each a “Permitted Acquisition”); provided, however, that none of the restrictions in the preceding proviso shall apply to any proposed acquisition if, after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P;

          (ix) any Person who becomes a Subsidiary of Company or who is merged or consolidated into a Subsidiary of Company after the date hereof pursuant to a Permitted Acquisition may continue to own Investments owned by such Person on the date of such Permitted Acquisition; provided that (a) such Investment was not incurred in connection with, or anticipation or contemplation of, such Permitted Acquisition and (b) neither Company nor any of its Subsidiaries (other than such Person or the Subsidiary of Company into which such Person is merged or consolidated) shall become liable with respect to such Investment;

          (x) Company or any of its Subsidiaries may make and own Investments consisting of non-Cash consideration in the form of Capital Stock, notes or similar obligations in connection with any sale of assets permitted pursuant to subsection 7.7;

          (xi) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed the greater of (a) $50,000,000 at any time or (b) 5% of Consolidated Tangible Assets (determined as of the end of the immediately preceding Fiscal Quarter) at the time Company or such Subsidiary makes such Investment;

          (xii) Company and its Subsidiaries may make Investments (including capital contributions in or loans to) Joint Ventures in the ordinary course of business; and

          (xiii) Company and its Subsidiaries may make and own additional Investments in Subsidiaries and Joint Ventures in an amount not to exceed the greater of (a) $50,000,000 or (b) 5% of Consolidated Tangible Assets (determined as at the end of the immediately preceding Fiscal Quarter); provided that the restriction as to the amount of Investments permitted pursuant to this subsection 7.3(xiii) shall not apply to any such Investments if, after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P (it being understood that if the Company Debt Rating shall cease to be at least Ba1 from Moody’s and at least BB+ from S&P, the limitation under this proviso shall (1) be increased to the then outstanding amount of such Investments made while the Company Debt Rating was at least Ba1 from Moody’s and at least BB+ from S&P and (2) be decreased as such Investments are sold or otherwise disposed of but not below the greater of (x) $50,000,000 or (y) 5% of Consolidated Tangible Assets (determined as at the end of the immediately preceding Fiscal Quarter).

7.4	Contingent Obligations.

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

          (i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

          (ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit and Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of other letters of credit in an aggregate amount not to exceed at any time $30,000,000;

          (iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with sales of assets;

          (iv) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements entered into in the ordinary course of business;

          (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations described on Schedule 7.4 of the Company Disclosure Letter;

          (vi) (a) Company and the Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of the Subsidiary Guarantors permitted pursuant to subsection 7.1; provided, however, that in the event such Indebtedness is Subordinated Indebtedness, any Contingent Obligation in respect thereof shall be subordinated to the Subsidiary Guaranty to the same extent such Subordinated Indebtedness is subordinated to the Obligations of Company or such Domestic Subsidiary, as the case may be; and (b) Subsidiaries of Company (other than Subsidiary Guarantors) may become and remain liable with respect to Contingent Obligations in respect of Indebtedness of Company or any of its Subsidiaries permitted pursuant to subsection 7.1;

          (vii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, and similar obligations provided in the ordinary course of business to support the obligations of such Subsidiaries and Joint Ventures;

          (viii) Company and its Subsidiaries may become and remain liable with respect to indemnification, adjustment of purchase price, earn-out deferred compensation and similar obligations incurred in connection with a Permitted Acquisition;

          (ix) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such other Contingent Obligations shall not exceed the greater of (a) $50,000,000 at any time or (b) 5% of Consolidated Tangible Assets (determined as of the end of the immediately preceding Fiscal Quarter) at the time Company or such Subsidiary becomes liable with respect to such Contingent Obligation; and

          (x) Company and its Subsidiaries may become and remain liable with respect to any guaranties by Company or such Subsidiary made in the ordinary course of business of any obligations of a Subsidiary of Company under a contract for the performance of or delivery of work or services (a) to a customer of such Subsidiary or (b) where the party to the contract is a Joint Venture in which Company or any of its Subsidiaries has an ownership interest; provided that such guaranty does not require any payment obligation by or on behalf of Company or such Subsidiary.

7.5	Restricted Junior Payments; Payments on Certain Other Indebtedness.

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company may repurchase or redeem at any time and make payments and prepayments in respect of the Convertible Subordinated Notes, subject only to the subordination provisions contained in the Convertible Subordinated Note Indenture; (ii) Company may make regularly scheduled payments of principal and interest in respect of any Permitted Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Permitted Subordinated Indebtedness was issued; (iii) Company may redeem any Permitted Subordinated Indebtedness in accordance with the terms of, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Permitted Subordinated Indebtedness was issued in an amount not to exceed the amount of any Net Securities Proceeds received by Company from the issuance of Capital Stock of Company; (iv) Company may repurchase common stock of Company that constitutes odd lots pursuant to a program established by Company for the repurchase of such odd lots in an aggregate amount not to exceed $100,000; (v) any Subsidiary of Company (other than a Subsidiary Guarantor) may declare and pay dividends to Company or any other Subsidiary of Company and any Subsidiary Guarantor may declare and pay dividends to Company or any other Subsidiary Guarantor; (vi) Company and its Subsidiaries may purchase shares of Capital Stock of any Subsidiary of Company owned by professional engineers in connection with licensing requirements in an aggregate amount not to exceed $500,000; and (vii) Company may purchase shares of Capital Stock of Company and any warrants or other rights with respect to the Capital Stock of Company from (a) its employees, by net exercise or otherwise, pursuant to the terms of any employee stock option, restricted stock or incentive stock plan, and (b) its officers and directors, in an aggregate amount not to exceed $50,000,000 in any Fiscal Year; provided that the amount for any Fiscal Year shall be increased by an amount equal to the sum of (1) the excess, if any, of such amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of purchases of Capital Stock during such previous Fiscal Year and (2) $10,000,000; provided, however, that the above restrictions shall not apply to any such

Restricted Junior Payment if, after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P (it being understood that if the Company Debt Rating shall cease to be at least Ba1 from Moody’s and at least BB+ from S&P, the limitation under this proviso shall apply and such Restricted Junior Payment made while the Company Debt Rating was at least Ba1 from Moody’s and at least BB+ from S&P shall count against (but only up to the amount of) the then unused amount of such limitation).

7.6	Financial Covenants.

     A. Minimum Interest Coverage Ratio. Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any four Fiscal Quarter period to be less than 3.00 to 1.00:

     B. Maximum Debt to Capitalization. Company shall not permit Consolidated Total Debt to be greater than 40% of the sum of Consolidated Total Debt and Consolidated Stockholders’ Equity as of the end of any Fiscal Quarter.

7.7	Restriction on Fundamental Changes; Asset Sales.

          Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary of Company, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

          (i) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

          (ii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

          (iii) Company and its Subsidiaries may sell or otherwise dispose of assets having a fair market value not in excess of $50,000,000 (less the aggregate amount of the net cash proceeds thereof reinvested in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 365 days of such sale or other disposition) during any Fiscal Year; provided that the amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of sales and other dispositions during such previous Fiscal Year; provided, however, that the above restrictions shall not apply to any such sale or other disposition of assets if, after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P (it being understood that if the Company Debt Rating shall cease to be at least Ba1 from Moody’s and at least BB+ from S&P, the limitation under this proviso shall apply and such sale or other disposition of assets made while the Company Debt Rating was at least Ba1 from Moody’s and at least BB+ from S&P shall count against (but only up to the amount of) the then unused amount of such limitation);

          (iv) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

          (v) Company and its Subsidiaries may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of any such Subsidiary if required by applicable law;

          (vi) any Person may be merged with or into any Subsidiary of Company if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that if a Subsidiary of Company is not the surviving or continuing Person, the surviving Person becomes a Subsidiary of Company and complies with the provisions of subsection 6.7 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

          (vii) licenses or sublicenses by Company and its Subsidiaries of software, trademarks, patents and other intellectual property in the ordinary course of business and which do not materially interfere with the business of Company or any of its Subsidiaries;

          (viii) transfers of condemned property to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

          (ix) Company and its Subsidiaries may sell or otherwise dispose of Cash Equivalents permitted to be made or owned pursuant to subsection 7.3(i); and

          (x) Company and its Subsidiaries may discontinue any operation (including the dissolution of any of its Subsidiaries) in accordance with subsection 6.2.

7.8	Transactions with Affiliates.

          Except as described on Schedule 7.8 of the Company Disclosure Letter, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Company on terms that are less favorable to Company or such Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) the payment of reasonable fees and compensation to officers and directors of Company or any of its Subsidiaries and reasonable indemnification arrangements entered into by Company or any of its Subsidiaries, including any issuance of Securities, or other payments, awards or grants in cash, Securities or otherwise pursuant to, or the funding of, employment arrangements, employee stock options and employee stock ownership plans approved by the Governing Body of Company, (iii) existing related party transactions described in Company’s Annual Report on Form 10-K for the 2004 Fiscal Year or in Company’s Definitive Proxy for its 2004 Annual Meeting of Stockholders, (iv) any Restricted Junior Payment permitted under subsection 7.5, (v) transactions (a) approved by a majority of the disinterested members of the Governing Body of Company or (b) for which Company or any Subsidiary shall deliver to Administrative Agent a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to Company or such Subsidiary from a financial point of view, (vi) any payments or other transaction pursuant to any tax sharing agreement between Company and any other Person with which Company files a consolidated tax return or with which Company is part of a consolidated group for tax purposes, and (vii) Investments permitted under subsection 7.3.

7.9	Conduct of Business.

          From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar line of business (or any related, ancillary or complementary business, including business services) and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.10	Fiscal Year.

          Company shall not change any Fiscal Year-end from the 52-53 week period ending on the Friday nearest December 31.

7.11 Compliance with ERISA.

          Company shall not cause or permit to occur, and shall not permit any of its Subsidiaries or ERISA Affiliates to cause or permit to occur, ERISA Events that could reasonably be expected to result in a Material Adverse Effect in the aggregate.

Section 8. EVENTS OF DEFAULT

          If any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.

          Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2	Default in Other Agreements.

          (i) Failure of Company or any Material Domestic Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $35,000,000 or more or with an aggregate principal amount of $35,000,000 or more, in each case beyond the end of any grace period provided therefor; or

          (ii) breach or default by Company or any Material Domestic Subsidiary with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations with payment obligations thereunder in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3	Breach of Certain Covenants.

          Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1(i) (with respect to any condition or event that constitutes an Event of Default), 6.2 or 6.8B or Section 7 of this Agreement; or

8.4	Breach of Warranty.

          Any representation, warranty, certification or other statement made by Company or any Material Domestic Subsidiary in any Loan Document or in any statement or certificate at any time given by Company or any Material Domestic Subsidiary in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents.

          Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer of Company becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

          (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any Material Domestic Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

          (ii) an involuntary case shall be commenced against Company or any Material Domestic Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any Material Domestic Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any Material Domestic Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any Material Domestic Subsidiary, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

          (i) Company or any Material Domestic Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any Material Domestic Subsidiary shall make any assignment for the benefit of creditors; or

          (ii) Company or any Material Domestic Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Company or any Material Domestic Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.

          Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $35,000,000 or (ii) in the aggregate at any time an amount in excess of $35,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Material Domestic Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9	Dissolution.

          Any order, judgment or decree shall be entered against Company or any of its Material Domestic Subsidiaries decreeing the dissolution or split up of Company or that Material Domestic Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10	ERISA.

          There shall occur an ERISA Event and the amount of all liabilities and deficiencies resulting therefrom imposed on or which could reasonably be expected to be imposed directly on Company or any of its Subsidiaries, whether or not assessed, when taken together with all other ERISA Events exceeds $35,000,000 in the aggregate; or

8.11	Change in Control.

          A Change in Control shall have occurred; or

8.12	Invalidity of Loan Documents; Guaranty; Failure of Security; Repudiation of Obligations.

          (i) At any time after the execution and delivery thereof, (a) any Loan Document (other than the Collateral Documents) or any provision thereof for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or (b) any Loan Party shall contest the validity or enforceability of any Loan Document (other than the Collateral Documents) or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document (other than the Collateral Documents) or any provision thereof to which it is a party; or

          (ii) During any Collateral Pledge Period or Stock Pledge Period, (i) any Collateral Document or any provision thereof for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material part of the Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Collateral Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Collateral Document or any provision thereof to which it is a party;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 with respect to Company or any Material Domestic Subsidiary, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan and the obligation of the Issuing Lenders to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan and the obligation of the Issuing Lenders to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

          Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Pledge Agreement and shall be applied as therein provided.

Section 9. ADMINISTRATIVE AGENT

9.1	Appointment.

     A. Appointment of Administrative Agent. CSFB is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender (including any Lender in its capacity as a counterparty to a Hedge Agreement with Company or one of it Subsidiaries) hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. CSFB agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.10) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

     B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

          In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

          Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Administrative Agent.

9.2	Powers and Duties; General Immunity.

     A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative

Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

     B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

     C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

     D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an

Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3	Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

          Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4	Right to Indemnity.

          Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or any other Persons in exercising the powers, rights and remedies of an Agent or performing the duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as an Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to an Agent or other Persons for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender.

     A. Resignation; Successor Administrative Agent. Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, and if no Event of Default has occurred and is continuing, in consultation with Company, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent. If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, and if no Event of Default has occurred and is continuing, in consultation with Company, appoint a successor Administrative Agent. If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

     B. Resignation; Successor Swing Line Lender. Swing Line Lender may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Swing Line Lender, Company shall have the right, upon five Business Days’ notice to Lenders, to appoint a successor Swing Line Lender. If no such successor shall have been so appointed by Company and shall have accepted such appointment within 30 days after the retiring Swing Line Lender gives notice of its resignation, such resignation shall nonetheless become effective in accordance with Swing Line Lender’s notice and (i) the retiring Swing Line Lender shall be discharged from its duties and obligations hereunder and (ii) no Swing Line Loans may be made until such time as Company appoints a successor Swing Line Lender in accordance with this subsection 9.5B. Upon the acceptance of any appointment as Swing Line Lender hereunder, that successor Swing Line Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Swing Line Lender and the retiring Swing Line Lender shall be discharged from its duties and obligations under this Agreement.

9.6	Collateral Documents and Guaranties.

          Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereunder or to which Requisite Lenders have otherwise consented (other than a sale or other disposition to an Affiliate of Company), (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if (i) all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (ii) Company provides written notice to Administrative Agent that such Subsidiary Guarantor is no longer a Material Domestic Subsidiary or a Domestic Subsidiary required to execute the Subsidiary Guaranty, (c) release the Liens encumbering the Collateral in accordance with subsection 10.14B, or (d) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted pursuant to subsection 7.2; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14A are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised primarily by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

9.7	Duties of Other Agents.

          Syndication Agent, Co-Documentation Agents and each of the Co-Agents shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8	Administrative Agent May File Proofs of Claim.

          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

          (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

          Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10. MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

     A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. In addition, no sale, assignment, transfer or participation of any Loan or Commitment by any Lender shall, without consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state.

     B. Assignments.

          (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, at Administrative Agent’s discretion, and the Eligible Assignee, if it shall not already be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, and (d) (1) Administrative Agent, (2) with respect to assignments of Revolving Loans and Revolving Loan Commitments, any Issuing Lender and Swing Line Lender and (3), if no Event of Default has occurred and is continuing, Company, shall have consented thereto (which consents shall not be unreasonably withheld).

               Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder. The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV or Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

          (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), and (b) record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

          (iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent or the electronic settlement system used in connection with any such assignment) unless such consent is expressly refused by Company prior to such fifth Business Day.

          (iv) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This subsection 10.1B(iv) may not be amended without the written consent of the SPC.

     C. Participations. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided that such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent. No Participant shall be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iii) as though it were a Lender.

     D. Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

     F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party thereto pursuant to an Assignment Agreement shall be deemed to agree (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

10.2	Expenses.

          Whether or not the transactions contemplated hereby shall be consummated,

Company agrees to pay promptly (i) all actual and reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company required hereunder and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions required hereunder; (v) all actual costs and reasonable expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vi) all actual costs and reasonable expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (vii) all actual costs and reasonable expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (viii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3	Indemnity.

          In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, employees, agents and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

          As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

          To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

          Promptly after receipt by an Indemnitee of notice of the commencement of any action, such Indemnitee shall use reasonable efforts to notify Company of the commencement of such action.

10.4	Set-Off.

          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5	Ratable Sharing.

          Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6	Amendments and Waivers.

          No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the written consent of:

               (a) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) postpone the scheduled final maturity date or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan or extend any Commitment, (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) or the amount of any accrued but not yet paid interest or fees payable hereunder, (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, (7) extend the Revolving Commitment Termination Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit;

               (b) each Lender, (1) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release any Subsidiary Guarantor from obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, (5) change in any manner or waive the provisions contained in subsection 2.4D, subsection 8.1, subsection 10.5 or this subsection 10.6, or (6) change in any manner the provisions in subsections 2.1C and 2.4C(iii) relating to the apportionment of payments and disbursements by and to Lenders in accordance with their Pro Rata Shares.

          In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) of subsection 2.4 that has the effect of changing any voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (v)); and (vi) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender (it being understood and agreed that a waiver of a condition precedent set forth in Section 4 or of any Potential Event of Default or Event of Default is not considered an increase or extension in Commitments of any Lender); and (vii) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders constituting Requisite Class Lenders.

          Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7	Independence of Covenants.

          All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8	Notices; Effectiveness of Signatures.

          Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have binding effect may be sent by electronic mail.

          The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9	Survival of Representations, Warranties and Agreements.

     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative.

          No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11	Marshalling; Payments Set Aside.

          Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12	Severability.

          In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

          The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

          To the extent permitted by law, (i) Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) and (ii) except as expressly set forth in this Agreement, each Agent and Lender shall not assert, and hereby waives, any claim against Company, any of its Subsidiaries and their respective officers, directors, employees, agents and Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), in each case arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14	Release of Security Interest or Guaranty.

     A. Upon the proposed sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) pursuant to a sale or other dispositions that is permitted hereunder or to which Requisite Lenders have otherwise consented or in the event Company provides written notice to Administrative Agent that any Subsidiary Guarantor is no longer a Material Domestic Subsidiary or a Domestic Subsidiary required to execute the Subsidiary Guaranty, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof or (ii) stating that such Subsidiary Guarantor is no longer a Material Domestic Subsidiary. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct, execute and deliver such releases of its security interest in such Capital Stock or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

     B. In the event that, at any time, the Company Debt Rating is higher than Ba2 from Moody’s and higher than BB from S&P but lower than Baa3 from Moody’s and lower than BBB- from S&P, Administrative shall, at Company’s expense, execute and deliver such releases of its security interest in all Collateral, other than the Pledged Collateral, as may be reasonably requested by such Loan Party. In addition, in the event that, at any time, the Company Debt Rating is at least Baa3 from Moody’s and at least BBB- from S&P, Administrative shall, at Company’s expense, execute and deliver such releases of its security interest in all Collateral as may be reasonably requested by such Loan Party. Notwithstanding any such release, Company shall comply with the provisions of subsection 6.7B or subsection 6.7C with respect to any Stock Pledge Period or Collateral Pledge Period that occurs following such release.

10.15	Applicable Law.

          THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16	Construction of Agreement; Nature of Relationship.

          Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17	Consent to Jurisdiction and Service of Process.

          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

          (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

          (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

          (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

          (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

          (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

          (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18	Waiver of Jury Trial.

          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER

COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.19 Confidentiality.

          Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the written consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company, so long as Administrative Agent or such Lender had no knowledge that such other source provided such information in violation of any confidentiality agreement with Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

10.20 Counterparts; Effectiveness.

          This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.21 USA Patriot Act.

          Each Lender hereby notifies Company that pursuant to the requirements of the Patriot Act , it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

URS CORPORATION

	By:	/s/ KENT P. AINSWORTH
	Name:	Kent P. Ainsworth
	Title:	Executive Vice President and
Chief Financial Officer

1

LENDERS:

CREDIT SUISSE, New York Branch,
Individually and as Administrative Agent

By: /s/ S. WILLIAM FOX
Title: Director

By: /s/ DAVID DODD
Title: Vice President

2

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Individually and as Syndication Agent

By:	/s/ THOMAS M. GLOGER
Title:	Vice President

3

BANK OF AMERICA, N.A.,
Individually and as a Co-Documentation Agent

By:	/s/ MICHAEL J. LANDINI
Title:	Senior Vice President

4

BNP PARIBAS,
Individually and as a Co-Documentation Agent

By:	/s/ KATHERINE WOLFE
Title:	Director

By:	/s/ SANDY BERTRAM
Title:	Vice President

5

ALLIED IRISH BANKS P.L.C., as a Lender

By:	/s/ JOHN FARRAGE
Title:	Senior Vice President

6

BANK LEUMI USA, as a Lender

By:	/s/ Joung Hee Hong
Title:	Vice President

7

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCH, as a Lender

By:	/s/ CHRISTIAN JAGENBERG
Title:	Senior Vice President

By:	/s/ YANGLING JOANNE SI
Title:	Assistant Vice President

8

FORTIS CAPITAL CORP, as a Lender

By:	/s/ JUNICHI OGASAWARA
Title:	Vice President

9

HARRIS N.A., as a Lender

By:	/s/ THOMAS A. BATTERHAM
Title:	Managing Director

10

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ DAVID C. HANTS
Title:	Vice President and Senior Relationship Manager

11

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ BERTRAM H. TANG
Title:	Sr. Vice President & Team Leader

12

NATIONAL CITY BANK, as a Lender

By:	/s/ FRANK BYRNE
Title:	Assistant Vice President

13

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ PHILIP K LIEBSCHER
Title:	Vice President

14

THE ROYAL BANK OF SCOTLAND, as a Lender

By:	/s/ BELINDA WHEELER
Title:	Vice President

15

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ DAVID A. BUCK
Title:	Senior Vice President

16

UNION BANK OF CALIFORNIA N.A., as a Lender

By:	/s/ DAVID M. JACKSON
Title:	Vice President

17

U.S. BANK N.A., as a Lender

By:	/s/ DAVID W. JOHNSON
Title:	Assistant Vice President

18

CREDIT AGREEMENT

DATED AS OF JUNE 28, 2005

AMONG

URS CORPORATION,
as Borrower,

THE LENDERS LISTED HEREIN,
as Lenders,

and

CREDIT SUISSE, New York Branch,
as Co-Lead Arranger and Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Lead Arranger and Syndication Agent

and

BANK OF AMERICA, N.A.
and
BNP PARIBAS
as Co-Documentation Agents

1

SECTION 1.	DEFINITIONS	1
1.1	Certain Defined Terms	1
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	26
1.3	Other Definitional Provisions and Rules of Construction	27
SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	27
2.1	Commitments; Making of Loans; the Register; Optional Notes	27
2.2	Interest on the Loans	34
2.3	Fees	38
2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty	39
2.5	Use of Proceeds	43
2.6	Special Provisions Governing Eurodollar Rate Loans	44
2.7	Increased Costs; Taxes; Capital Adequacy	46
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate	51
2.9	Replacement of a Lender	51
SECTION 3.	LETTERS OF CREDIT	52
3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	52
3.2	Letter of Credit Fees	55
3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit	55
3.4	Obligations Absolute	58
3.5	Nature of Issuing Lenders’ Duties	59
SECTION 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	59
4.1	Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans	60
4.2	Conditions to All Loans	63
4.3	Conditions to Letters of Credit	63
SECTION 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES	64
5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	64
5.2	Authorization of Borrowing, etc	65
5.3	Financial Condition	65

5.4	No Material Adverse Change	66
5.5	Title to Properties; Liens	66
5.6	Litigation; Adverse Facts	66
5.7	Payment of Taxes	66
5.8	Governmental Regulation	67
5.9	Securities Activities	67
5.10	ERISA	67
5.11	Environmental Protection	67
5.12	Employee Matters	68
5.13	Solvency	68
5.14	Matters Relating to Collateral	68
5.15	Disclosure	69
5.16	Reporting to IRS	69
5.17	Foreign Assets Control Regulations, etc	69
SECTION 6.	COMPANY’S AFFIRMATIVE COVENANTS	69
6.1	Financial Statements and Other Reports	70
6.2	Corporate Existence, etc	74
6.3	Payment of Taxes and Claims; Tax Consolidation	74
6.4	Maintenance of Properties	74
6.5	Inspection Rights; Lender Meeting	75
6.6	Compliance with Laws, etc	75
6.7	Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Additional Subsidiaries	75
6.8	Post Closing	79
SECTION 7.	COMPANY’S NEGATIVE COVENANTS	80
7.1	Indebtedness	80
7.2	Liens and Related Matters	82
7.3	Investments; Acquisitions	84
7.4	Contingent Obligations	86
7.5	Restricted Junior Payments; Payments on Certain Other Indebtedness	87
7.6	Financial Covenants	88
7.7	Restriction on Fundamental Changes; Asset Sales	88
7.8	Transactions with Affiliates	89
7.9	Conduct of Business	90

7.10	Fiscal Year	90
7.11	Compliance with ERISA	90
SECTION 8.	EVENTS OF DEFAULT	90
8.1	Failure to Make Payments When Due	90
8.2	Default in Other Agreements	91
8.3	Breach of Certain Covenants	91
8.4	Breach of Warranty	91
8.5	Other Defaults Under Loan Documents	91
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc	91
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc	92
8.8	Judgments and Attachments	92
8.9	Dissolution	93
8.10	ERISA	93
8.11	Change in Control	93
8.12	Invalidity of Loan Documents; Guaranty; Failure of Security; Repudiation of Obligations	93
SECTION 9.	ADMINISTRATIVE AGENT	94
9.1	Appointment	94
9.2	Powers and Duties; General Immunity	95
9.3	Representations and Warranties; No Responsibility For Appraisal of Creditworthiness	97
9.4	Right to Indemnity	97
9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender	97
9.6	Collateral Documents and Guaranties	98
9.7	Duties of Other Agents	99
9.8	Administrative Agent May File Proofs of Claim	99
SECTION 10.	MISCELLANEOUS	100
10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	100
10.2	Expenses	104
10.3	Indemnity	105
10.4	Set-Off	106
10.5	Ratable Sharing	107
10.6	Amendments and Waivers	107

10.7	Independence of Covenants	109
10.8	Notices; Effectiveness of Signatures	109
10.9	Survival of Representations, Warranties and Agreements	110
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	110
10.11	Marshalling; Payments Set Aside	110
10.12	Severability	111
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	111
10.14	Release of Security Interest or Guaranty	111
10.15	Applicable Law	112
10.16	Construction of Agreement; Nature of Relationship	112
10.17	Consent to Jurisdiction and Service of Process	112
10.18	Waiver of Jury Trial	113
10.19	Confidentiality	114
10.20	Counterparts; Effectiveness	115
10.21	USA Patriot Act	115

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT
IV	FORM OF REVOLVING NOTE
V	FORM OF TERM NOTE
VI	FORM OF SWING LINE NOTE
VII	FORM OF COMPLIANCE CERTIFICATE
VIII	FORM OF OPINION OF COMPANY’S COUNSEL
IX	FORM OF ASSIGNMENT AGREEMENT
X	FORM OF PLEDGE AGREEMENT
XI	FORM OF SUBSIDIARY GUARANTY
XII	FORM OF NOTICE OF PREPAYMENT
XIII	FORM OF SECURITY AGREEMENT

v

EXHIBIT I

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

          Pursuant to that certain Credit Agreement dated as of June 28, 2005, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among URS Corporation, a Delaware corporation (“Company”), the financial institutions listed therein as Lenders (“Lenders”), Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent (in such capacity, “Administrative Agent”), Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders, this represents Company’s request to borrow as follows:

1.	Date of borrowing: ,

2.	Amount of borrowing: $

3.	Lender(s):

☐ a. Lenders, in accordance with their applicable Pro Rata Shares

☐ b. Swing Line Lender

4.	Type of Loans:

☐ a. Term Loans

☐ b. Revolving Loans

☐ c. Swing Line Loan

5.	Interest rate option:

☐ a. Base Rate Loan(s)

☐ b. Eurodollar Rate Loans with an initial Interest Period of month(s)

The proceeds of such Loans are to be deposited in the following accounts:

I-1	Notice of Borrowing

          The undersigned officer, to the best of his or her knowledge, on behalf of Company, certifies that:

          (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents (a) that do not contain a materiality qualification are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date and (b) that contain a materiality qualification are true, correct and complete on and as of the date hereof to the same extent as though made on and as the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete on and as of such earlier date;

          (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

          (iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:	URS CORPORATION

By:
Name:
Title:

I-2	Notice of Borrowing

EXHIBIT II

[FORM OF NOTICE OF CONVERSION/CONTINUATION]

NOTICE OF CONVERSION/CONTINUATION

          Pursuant to that certain Credit Agreement dated as of June 28, 2005, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among URS Corporation, a Delaware corporation (“Company”), the financial institutions listed therein as Lenders, Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent, Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders, this represents Company’s request to convert or continue Loans as follows:

1.	Date of conversion/continuation: ,

2.	Amount of Loans being converted/continued: $

3.	Type of Loans being converted/continued:

☐ a. Term Loans

☐ b. Revolving Loans

4.	Nature of conversion/continuation:

☐ a. Conversion of Base Rate Loans to Eurodollar Rate Loans

☐ b. Conversion of Eurodollar Rate Loans to Base Rate Loans

☐ c. Continuation of Eurodollar Rate Loans as such

          5. If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/ continuation date:                                         month(s)

          In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, on behalf of Company, certifies that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED:	URS CORPORATION

By:
Name:
Title:

II-1	Notice of Conversion/Continuation

EXHIBIT III

[FORM OF REQUEST FOR ISSUANCE]

REQUEST FOR ISSUANCE

Pursuant to that certain Credit Agreement dated as of June 28, 2005, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among URS Corporation, a Delaware corporation (“Company”), the financial institutions listed therein as Lenders, Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent (in such capacity, “Administrative Agent”), Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders, this represents Company’s request for the issuance of a Letter of Credit by [Administrative Agent] [name of other Lender] as follows:

1.	Issuing Lender: Administrative Agent

[ ]

2.	Date of issuance of Letter of Credit: ________________, ________

3.	Type of Letter of Credit:

[ ] a. Commercial Letter of Credit

[ ] b. Standby Letter of Credit

4.	Face amount of Letter of Credit: $________________________

5.	Expiration date of Letter of Credit: ________________, ________

6.	Currency in which Letter of Credit is to be denominated: _______________

7.	Name and address of beneficiary:

8.	Attached hereto is:

[ ] the verbatim text of such proposed Letter of Credit

[ ] a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary

III-1	Request for Issuance

prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

          The undersigned officer, to the best of his or her knowledge, on behalf of Company, certifies that:

          (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents (a) that do not contain a materiality qualification are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date and (b) that contain a materiality qualification are true, correct and complete on and as of the date hereof to the same extent as though made on and as the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete on and as of such earlier date;

          (ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

          (iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:	URS CORPORATION

By:

Name:

Title:

III-2	Request for Issuance

EXHIBIT IV

[FORM OF] REVOLVING NOTE

URS CORPORATION

$ [1]	[2]
{Issuance date}

          FOR VALUE RECEIVED, URS CORPORATION, a Delaware corporation (“Company”), promises to pay to                     3 (“Payee”) or its registered assigns, the lesser of (x)                     4 ($[                    1]) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

          Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of June 28, 2005 by and among Company, the financial institutions listed therein as Lenders, Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent, Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

          This Note is one of Company’s “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

          All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise

[1]	Insert amount of Lender’s Revolving Loan Commitment in numbers.

[2]	Insert place of delivery of Note.

[3]	Insert Lender’s name in capital letters.

[4]	Insert amount of Lender’s Revolving Loan Commitment in words.

IV-1	Revolving Note

affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

          Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

          This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

          THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

          The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

          This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

          No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

          Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IV-2	Revolving Note

          IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

URS CORPORATION

By:

Name:

Title:

IV-3	Revolving Note

TRANSACTIONS
ON
REVOLVING NOTE

Outstanding
	Type of	Amount of	Amount of	Principal
	Loan Made	Loan Made	Principal Paid	Balance	Notation
Date	This Date	This Date	This Date	This Date	Made By

IV-4	Revolving Note

EXHIBIT V

[FORM OF] TERM NOTE

URS CORPORATION

$ [1]	[2]
{Issuance date}

          FOR VALUE RECEIVED, URS CORPORATION, a Delaware corporation (“Company”), promises to pay to                     3 (“Payee”) or its registered assigns the principal amount of                     4 ($[                    1]). The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

          Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of June 28, 2005 by and among Company, the financial institutions listed therein as Lenders, Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent, Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

          This Note is one of Company’s “Term Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

          All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise

[1]	Insert amount of Lender’s Term Loan in numbers.

[2]	Insert place of delivery of Note.

[3]	Insert Lender’s name in capital letters.

[4]	Insert amount of Lender’s Term Loan in words.

V-1	Term Note

affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

          Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

          This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

          THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

          The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

          This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

          No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

          Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

V-2	Term Note

          IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

URS CORPORATION

By:

Name:

Title:

V-3	Term Note

EXHIBIT VI

[FORM OF] SWING LINE NOTE

URS CORPORATION

$ [1]	[2]
{Issuance date}

          FOR VALUE RECEIVED, URS CORPORATION, a Delaware corporation (“Company”), promises to pay to _______(“Payee”) or its registered assigns, the lesser of (x) _______3 ($[_______1]) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

          Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of June 28, 2005 by and among Company, the financial institutions listed therein as Lenders, Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent, Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

          This Note is Company’s “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

          All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

          Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

          This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

[1]	Insert amount of Swing Line Lender’s Swing Line Commitment in numbers.

[2]	Insert place of delivery of Note.

[3]	Insert amount of Swing Line Lender’s Swing Line Commitment in words.

VI-1	Swing Line Note

          THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

          The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

          This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

          No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

          Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

VI-2	Swing Line Note

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

URS CORPORATION

By:

Name:

Title:

VI-3	Swing Line Note

TRANSACTIONS
ON
SWING LINE NOTE

Outstanding
	Amount of	Amount of	Amount of	Principal
	Loan Made	Principal Paid	Principal Paid	Balance	Notation
Date	This Date	This Date	This Date	This Date	Made By

VI-4	Swing Line Note

EXHIBIT VII

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

          THE UNDERSIGNED HEREBY CERTIFIES THAT:

          (1) I am the duly elected [Title] of URS Corporation, a Delaware corporation (“Company”);

          (2) I have reviewed the terms of that certain Credit Agreement dated as of June 28, 2005, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, the financial institutions listed therein as Lenders, Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent, Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders, and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements;

          (3) The examination described in paragraph (2) above did not disclose, and I have no actual knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

          [Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

                                                                                                                                                                ].

          The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___day of ___, ___pursuant to subsection 6.1(iv) of the Credit Agreement.

          The undersigned executes this Compliance Certificate as an officer of Company and not in the undersigned’s individual capacity.

URS CORPORATION

By:

Title:

VII-1	Compliance Certificate

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

See Attached.

VII-2	Compliance Certificate

EXHIBIT VIII

[MATTERS TO BE COVERED BY OPINION OF COMPANY COUNSEL]

VIII-1	Opinion of Company Counsel

EXHIBIT IX

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

          This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund1]

3.	Borrower:	URS Corporation

4.	Administrative Agent:	Credit Suisse, New York Branch, as administrative agent under the Credit Agreement

5.	Credit Agreement	The $650,000,000 Credit Agreement dated as of June 28, 2005 among URS Corporation, the Lenders parties thereto, Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent, and the other Agents listed therein

[1]	Select as applicable.

IX-1	Assignment and Assumption Agreement

     6. Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[2]
Revolving Loan Commitment	$	$		%
Term Loan	$	$		%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

[Consented to and]3 Accepted:

Credit Suisse, New York Branch,
          as Administrative Agent

By:

Title:
By:

Title:

[Consented to:]4

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of Company and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

IX-2	Assignment and Assumption Agreement

URS Corporation

By:

Title:

IX-3	Assignment and Assumption Agreement

ANNEX 1

URS CORPORATION
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

          1. Representations and Warranties.

          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

          1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

          2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

IX-ANNEX 1-1	Assignment and Assumption Agreement

          3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

IX-ANNEX 1-2	Assignment and Assumption Agreement

EXHIBIT X

[FORM OF PLEDGE AGREEMENT]

          This PLEDGE AGREEMENT (this “Agreement”) is dated as of June 28, 2005 and entered into by and among URS CORPORATION, a Delaware corporation (“Company”), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a “Subsidiary Pledgor” and collectively “Subsidiary Pledgors,”) and each Additional Pledgor that may become a party hereto after the date hereof in accordance with Section 16 hereof (each of Company, Subsidiary Pledgors and each Additional Pledgor being a “Pledgor” and collectively “Pledgors”); CREDIT SUISSE, NEW YORK BRANCH, as Co-Lead Arranger and Administrative Agent for and representative of (in such capacity herein called “Secured Party”) the financial institutions (“Lenders”) party to the Credit Agreement (as hereinafter defined; the terms defined therein and not otherwise defined herein being used herein as therein defined), and any Swap Counterparties (as hereinafter defined).

PRELIMINARY STATEMENTS

          A. Each Pledgor is or may become the legal and beneficial owner of certain shares of stock, partnership interests, limited liability company interests and other equity interests (“Equity Interests”) in one or more Persons that are Subsidiary Guarantors.

          B. Secured Party, Lenders and the other Agents listed therein have entered into a Credit Agreement dated as of June 28, 2005 (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with Company pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

          C. Company may from time to time enter, or may from time to time have entered, into one or more Interest Rate Agreements, Currency Agreements or other swap agreements (collectively, the “Lender Swap Agreements”) with one or more Lenders or their Affiliates (in such capacity, collectively, “Swap Counterparties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be secured hereunder.

          D. Secured Party, Lenders and each Swap Counterparty for which Secured Party has received the notice required by Section 15(c) hereof are sometimes referred to herein as “Beneficiaries.”

X-1	Pledge Agreement

          E. Subsidiary Pledgors have executed and delivered a Subsidiary Guaranty dated as of the date hereof (said Subsidiary Guaranty, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Subsidiary Guaranty”) in favor of Secured Party for the benefit of Beneficiaries, pursuant to which each Subsidiary Pledgor has guarantied the prompt payment and performance when due of all Obligations of Company under the Credit Agreement and all obligations under the Lender Swap Agreements.

          F. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Pledgors shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the agreements set forth herein and in the Credit Agreement and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and to induce Swap Counterparties to enter into the Lender Swap Agreements, each Pledgor hereby agrees with Secured Party as follows:

          SECTION 1. Pledge of Security. Each Pledgor hereby pledges and assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Pledgor’s right, title and interest in and to the following (the “Pledged Collateral”):

          (a) all Equity Interests in a Person that is a Subsidiary Guarantor required to be pledged under the Credit Agreement now or hereafter owned by such Pledgor, whether such Equity Interests are classified as investment property or general intangibles under the Uniform Commercial Code as in effect in the State of New York (“UCC”), including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any Equity Interest, and including those owned on the date hereof and described in Schedule I for such Pledgor, the certificates or other instruments representing any of the foregoing and any interest of such Pledgor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Equity”), and all distributions, dividends, and other property received, receivable or otherwise distributed in respect of or in exchange therefor;

          (b) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Pledged Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

          (c) to the extent not covered by clauses (a) and (b) above, all proceeds of any or all of the foregoing Pledged Collateral. For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Pledged Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to Pledgors or Secured Party from time to time with respect to any of the Pledged Collateral.

X-2	Pledge Agreement

          SECTION 2. Security for Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of,

          (a) with respect to Company, all obligations and liabilities of every nature of Company now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and any Lender Swap Agreement,

          (b) with respect to each Subsidiary Pledgor and Additional Pledgor, all obligations and liabilities of every nature of Subsidiary Pledgors now or hereafter existing under or arising out of or in connection with the Subsidiary Guaranty, in each case together with all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to any Pledgor, would accrue on such obligations, whether or not a claim is allowed against such Pledgor for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Lender Swap Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Beneficiary as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Pledgors now or hereafter existing under this Agreement (all such obligations of Pledgors being the “Secured Obligations”).

          SECTION 3. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by each Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Upon the occurrence and during the continuation of an Event of Default (as defined in Section 11), Secured Party shall have the right, without notice to Pledgors, to transfer to or to register in the name of Secured Party or any of its nominees any or all of the Pledged Collateral, subject to the revocable rights specified in Section 7(a).

          SECTION 4. Representations and Warranties. Each Pledgor represents and warrants as follows:

          (a) Due Authorization, etc. of Pledged Collateral. All of the Pledged Equity described on Schedule I for such Pledgor has been duly authorized and validly issued and is fully paid and non-assessable.

          (b) Description of Pledged Collateral. The Pledged Equity constitutes all of the issued and outstanding Equity Interests in each issuer thereof, and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding

X-3	Pledge Agreement

with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Equity. Schedule I for such Pledgor sets forth all of the Pledged Equity owned by such Pledgor.

          (c) Ownership of Pledged Collateral. Such Pledgor is the legal, record and beneficial owner of the Pledged Collateral and its interests in the Pledged Collateral are free and clear of any Lien except for Permitted Encumbrances and other Liens permitted under the Credit Agreement.

          (d) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge by such Pledgor of the Pledged Collateral pursuant to this Agreement and the grant by such Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by such Pledgor, or (iii) the exercise by Secured Party of the voting or other rights, or the remedies in respect of the Pledged Collateral, provided for in this Agreement (except as may be required in connection with a disposition of Pledged Collateral by laws affecting the offering and sale of securities generally).

          (e) Perfection. Upon (i) the filing of UCC financing statements naming such Pledgor as “debtor”, naming Secured Party as “secured party” and describing the Pledged Collateral in the filing offices listed on Schedule II and (ii) in the case of Pledged Collateral consisting of certificated securities, in addition to filing such financing statements, delivery of the certificates representing such certificated securities to Secured Party, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, the security interests in the Pledged Collateral, granted to Secured Party for the ratable benefit of the Beneficiaries, will constitute perfected security interests therein prior to all other Liens, securing the payment of the Secured Obligations.

          (f) Office Locations; Type and Jurisdiction of Organization. Such Pledgor’s name as it appears in official filings in its jurisdiction of organization, type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization, principal place of business, chief executive office, office where such Pledgor keeps its records regarding the Pledged Collateral, and organization number provided by the applicable Government Authority of the jurisdiction of organization are set forth on Schedule III annexed hereto or in the applicable Counterpart.

          (g) Names. No Pledgor (or predecessor by merger or otherwise of such Pledgor) has, within the five year period preceding the date hereof, or, in the case of an Additional Pledgor, the date of the applicable Counterpart, had a different name from the name of such Pledgor listed on the signature pages hereof, except the names set forth on Schedule III annexed hereto or in the applicable Counterpart.

          (h) Margin Regulations. The pledge of the Pledged Collateral pursuant to this Agreement does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

X-4	Pledge Agreement

          (i) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of such Pledgor with respect to the Pledged Collateral is accurate and complete in all material respects.

          The representations and warranties as to the information set forth in Schedules referred to herein are made, as to each Pledgor (other than Additional Pledgors), as of the date hereof and, as to each Additional Pledgor, as of the date of the applicable Counterpart, except that, in the case of a Pledge Amendment, such representations and warranties are made as of the date of such Pledge Amendment.

          SECTION 5. Covenants. Each Pledgor shall

          (a) not, except as expressly permitted by the Credit Agreement, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, (ii) create or suffer to exist any Lien upon or with respect to any of the Pledged Collateral, except for Permitted Encumbrances, or (iii) permit any issuer of Pledged Equity to merge or consolidate unless all the outstanding Equity Interests of the surviving or resulting Person are, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent Person;

          (b) (i) cause each issuer of Pledged Equity not to issue any Equity Interests in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Pledgor, (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests of each issuer of Pledged Equity, and (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all Equity Interests of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a Subsidiary Guarantor;

          (c) at its expense (i) perform and comply in all material respects with all terms and provisions of any agreement related to the Pledged Collateral required to be performed or complied with by it, (ii) maintain all such agreements in full force and effect, and (iii) enforce all such agreements in accordance with their terms;

          (d) give Secured Party written notice of any (i) change in such Pledgor’s name, identity or corporate structure within 15 days of such change and (ii) reincorporation, reorganization or other action that results in a change of the jurisdiction or organization of such Pledgor at least 30 days prior to such change;

          (e) promptly deliver to Secured Party all written notices received by it with respect to the Pledged Collateral; and

          (f) if any Pledged Equity is not a security pursuant to Section 8-103 of the UCC, not take any action that, under such Section, converts such Pledged Equity into a security without causing the issuer thereof to issue to it certificates or instruments evidencing such Pledged Equity, which it shall promptly deliver to Secured Party as provided in this Section 5.

X-5	Pledge Agreement

          SECTION 6. Further Assurances; Pledge Amendments.

          (a) Each Pledgor agrees that from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver, and cause to be executed and delivered, at request of Secured Party, agreements establishing that Secured Party has control over all Pledged Collateral and all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor will: (i) execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (ii) at Secured Party’s request, appear in and defend any action or proceeding that may affect such Pledgor’s title to or Secured Party’s security interest in all or any part of the Pledged Collateral. Each Pledgor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Pledged Collateral without the signature of such Pledgor.

          (b) Each Pledgor further agrees that it will, upon obtaining any additional Equity Interest, promptly (and in any event within 30 days) deliver to Secured Party a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Schedule IV annexed hereto (a “Pledge Amendment”), in respect of the additional Pledged Equity to be pledged pursuant to this Agreement; provided that the failure of such Pledgor to execute a Pledge Amendment with respect to any additional Pledged Equity shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto. Upon each such acquisition, the representations and warranties contained in Section 4 hereof shall be deemed to have been made by such Pledgor as to the Pledged Collateral described in such Pledge Amendment.

          SECTION 7. Voting Rights; Dividends; Etc.

          (a) So long as no Event of Default shall have occurred and be continuing:

(i) each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that such Pledgor shall not exercise or refrain from exercising any such right if Secured Party shall have notified such Pledgor that, in Secured Party’s judgment, such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof; and

(ii) each Pledgor shall be entitled to receive and retain any and all dividends, other distributions and interest paid in respect of the Pledged Collateral; provided, however, that any and all

X-6	Pledge Agreement

     (A) dividends, other distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

     (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

     (C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Pledged Collateral, shall be, and shall forthwith be delivered to Secured Party to hold as, Pledged Collateral and shall, if received by such Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of such Pledgor and be forthwith delivered to Secured Party as Pledged Collateral in the same form as so received (with all necessary endorsements); and

(iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to such Pledgor all such proxies, dividend payment orders and other instruments as such Pledgor may from time to time reasonably request for the purpose of enabling such Pledgor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to clause (i) above and to receive the dividends, distributions, principal or interest payments which it is authorized to receive and retain pursuant to clause (ii) above.

          (b) Upon the occurrence and during the continuation of an Event of Default:

(i) upon written notice from Secured Party to Pledgors, all rights of Pledgors to exercise the voting and other consensual rights that they would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights;

(ii) except as otherwise provided in the Credit Agreement, all rights of Pledgors to receive the dividends, other distributions and interest payments that they would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, other distributions and interest payments; and

(iii) all dividends, principal, interest payments and other distributions that are received by Pledgors contrary to the provisions of paragraph (ii) of this Section 7(b) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgors and shall forthwith be paid over to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements).

X-7	Pledge Agreement

          (c) In order to permit Secured Party to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 7(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under Section 7(a)(ii) or Section 7(b)(ii), (i) each Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request and (ii) without limiting the effect of the immediately preceding clause (i), each Pledgor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Equity and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Equity would be entitled (including, without limitation, giving or withholding written consents of holders of Equity Interests, calling special meetings of holders of Equity Interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Equity on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Equity or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

          SECTION 8. Secured Party Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably appoints Secured Party as such Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of such Pledgor, Secured Party or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

          (a) to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Pledged Collateral without the signature of such Pledgor;

          (b) upon the occurrence and during the continuance of an Event of Default, to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

          (c) upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any instruments made payable to such Pledgor representing any dividend payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same;

          (d) upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Pledged Collateral;

          (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Pledged Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by

X-8	Pledge Agreement

Secured Party to become obligations of such Pledgor to Secured Party, due and payable immediately without demand; and

          (f) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and such Pledgor’s expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Pledged Collateral and Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Pledgor might do.

          SECTION 9. Secured Party May Perform; No Assumption.

          (a) If any Pledgor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by such Pledgor under Section 13(b).

          (b) Anything contained herein to the contrary notwithstanding, (i) each Pledgor shall remain liable under any agreements included in or related to the Pledged Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Secured Party of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under any such agreements, and (iii) Secured Party shall not have any obligation or liability under any such agreements by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          SECTION 10. Standard of Care. The powers conferred on Secured Party hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Pledged Collateral, it being understood that Secured Party shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Collateral) to preserve rights against any prior parties or any other rights pertaining to any Pledged Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Pledged Collateral, or (d) initiating any action to protect the Pledged Collateral against the possibility of a decline in market value. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is

X-9	Pledge Agreement

accorded treatment substantially equal to that which Secured Party accords its own property consisting of negotiable securities.

          SECTION 11. Remedies.

          (a) If any Event of Default (as defined in the Credit Agreement) or, after payment in full of Obligations under the Credit Agreement, termination of all Commitments and cancellation or expiration of all Letters of Credit, the occurrence of an Early Termination Date (as defined in a Master Agreement in the form prepared by the International Swap and Derivatives Association, Inc. or a similar event under any similar swap agreement) under any Lender Swap Agreement (either such occurrence being an “Event of Default” for purposes of this Agreement) shall have occurred and be continuing, Secured Party may exercise in respect of the Pledged Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Pledged Collateral), and Secured Party may also in its sole discretion, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral. Secured Party or any Beneficiary may be the purchaser of any or all of the Pledged Collateral at any such sale, and Secured Party, as agent for and representative of Lenders and Swap Counterparties (but not any Lender or Lenders or Swap Counterparty or Swap Counterparties in its or their respective individual capacities unless Requisite Obligees (as defined in Section 15) shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Pledged Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgors, and each Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay all the Secured Obligations, Pledgors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

X-10	Pledge Agreement

          (b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Collateral conducted without prior registration or qualification of such Pledged Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including, without limitation, an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, such Pledgor agrees that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that Secured Party shall have no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

          (c) If Secured Party determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, each Pledgor shall and shall cause each issuer of any Pledged Equity to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the amount of Pledged Collateral that may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

          SECTION 12. Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in the following order of priority:

     FIRST: To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all advances made by Secured Party hereunder for the account of Pledgors, and to the payment of all costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder;

     SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) and, as to obligations arising under the Credit Agreement, as provided in the Credit Agreement, and

     THIRD: To the payment to or upon the order of Company, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

          SECTION 13. Indemnity and Expenses.

X-11	Pledge Agreement

          (a) Pledgors jointly and severally agree to indemnify Secured Party and each Beneficiary from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party’s or such Beneficiary’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

          (b) Pledgors jointly and severally agree to pay to Secured Party upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by any Pledgor to perform or observe any of the provisions hereof.

          (c) The obligations of Pledgors in this Section 13 shall (i) survive the termination of this Agreement and the discharge of Pledgors’ other obligations under this Agreement, the Lender Swap Agreements, the Credit Agreement and the other Loan Documents and (ii), as to any Pledgor that is a party to a Subsidiary Guaranty, be subject to the provisions of Section 1(b) thereof.

          SECTION 14. Continuing Security Interest; Transfer of Loans. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon each Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations (other than Unasserted Obligations), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to Pledgors. Upon any such termination Secured Party will, at Pledgors’ expense, execute and deliver to Pledgors such documents as Pledgors shall reasonably request to evidence such termination. In addition, upon the proposed sale, transfer or other disposition of any Pledged Collateral by a Pledgor in accordance with the Credit Agreement for which such Pledgor desires to obtain a security interest release from Secured Party, a security interest release may be obtained pursuant to the provisions of subsection 10.14 of the Credit Agreement.

          SECTION 15. Secured Party as Agent.

X-12	Pledge Agreement

          (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits hereof, Swap Counterparties. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including without limitation the release or substitution of Pledged Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 11 in accordance with the instructions of (i) Requisite Lenders, (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (iii) if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements) (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”). In furtherance of the foregoing provisions of this Section 15(a), each Swap Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Pledged Collateral hereunder, it being understood and agreed by such Swap Counterparty that all rights and remedies hereunder may be exercised solely by Secured Party for the benefit of Lenders and Swap Counterparties in accordance with the terms of this Section 15(a).

          (b) Secured Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party under this Agreement, and the retiring Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

          (c) Secured Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and

X-13	Pledge Agreement

substance satisfactory to Secured Party from a Pledgor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

          SECTION 16. Additional Pledgors.

          The initial Subsidiary Pledgors hereunder shall be such of the Subsidiary Guarantor as set forth on Schedule VI annexed hereto. From time to time subsequent to the date hereof, additional Subsidiary Guarantor may become parties hereto as additional Pledgors (each an “Additional Pledgor”), by executing a counterpart of this Agreement substantially in the form of Schedule V annexed hereto. Upon delivery of any such counterpart to Secured Party, notice of which is hereby waived by Pledgors, each such Additional Pledgor shall be a Pledgor and shall be as fully a party hereto as if such Additional Pledgor were an original signatory hereto. Each Pledgor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Pledgor hereunder, nor by any election of Secured Party not to cause any Subsidiary of Company to become an Additional Pledgor hereunder. This Agreement shall be fully effective as to any Pledgor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Pledgor hereunder.

          SECTION 17. Amendments; Etc. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Pledgors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

          SECTION 18. Notices. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as provided in subsection 10.8 of the Credit Agreement or as set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other party hereto.

          SECTION 19. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 20. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality

X-14	Pledge Agreement

and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          SECTION 21. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

          SECTION 22. Governing Law; Terms. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the UCC are used herein as therein defined. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

          SECTION 23. Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PLEDGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PLEDGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 18; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PLEDGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 23 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

X-15	Pledge Agreement

          SECTION 24. Waiver of Jury Trial. PLEDGORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PLEDGOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH PLEDGOR AND SECURED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PLEDGOR AND SECURED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PLEDGOR AND SECURED PARTY FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

          SECTION 25. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

X-16	Pledge Agreement

          IN WITNESS WHEREOF, Pledgors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

URS CORPORATION

By:

Name:

Title:

Each of the entities listed on Schedule VI annexed hereto

By:

on behalf of each of the entities listed on Schedule VI annexed hereto
Name:

Title:

Notice Address for Pledgors:

X-S-1	Pledge Agreement

SCHEDULE I

     Attached to and forming a part of the Pledge Agreement dated as of June 28, 2005 among URS Corporation, as Company, the other Pledgors named therein, and Credit Suisse, New York Branch, as Secured Party.

Amount of
	Class	Certificate	Equity	Percentage
Issuer	of Equity Interest	Nos.	Interests	Pledged

X-SCHEDULE I-1	Pledge Agreement

SCHEDULE II

PLEDGE AGREEMENT

Filing Offices

Pledgor	Filing Offices

X-SCHEDULE II-1	Pledge Agreement

SCHEDULE III

Office Locations, Type and Jurisdiction of Organization

Name of	Type of	Office	Jurisdiction of	Organization
Pledgor	Organization	Locations[16]	Organization	Number

Names of Pledgors Used in Past Five Years

[16]	List locations of chief executive office, principal place of business and office where Pledgor keeps records regarding Pledged Collateral.

X-SCHEDULE III-1	Pledge Agreement

SCHEDULE IV

PLEDGE AMENDMENT

          This Pledge Amendment, dated June 28, 2005, is delivered pursuant to Section 6(b) of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge Agreement dated June 28, 2005, among URS Corporation, as Company, the other Pledgors named therein, and Credit Suisse, New York Branch, as Secured Party (the “Pledge Agreement,” capitalized terms defined therein being used herein as therein defined), and that the Pledged Equity listed on this Pledge Amendment shall be deemed to be part of the Pledged Equity and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

[NAME OF PLEDGOR]
By:
Name:
Title:

	Class of		Amount of	Percentage
	Equity	Certificate	Equity	Ownership	Percentage
Issuer	Interests	Nos.	Interests	Interest	Pledged

X-SCHEDULE IV-1	Pledge Agreement

SCHEDULE V

[FORM OF COUNTERPART]

     [COUNTERPART (this “Counterpart”), dated                     , is delivered pursuant to Section 16 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Pledge Agreement, dated as of June 28, 2005 (as it may be from time to time amended, restated, modified or supplemented, the “Pledge Agreement”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among URS Corporation, the other Pledgors named therein, and Credit Suisse, New York Branch, as Secured Party. The undersigned, by executing and delivering this Counterpart, hereby becomes a Pledgor under the Pledge Agreement in accordance with Section 16 thereof and agrees to be bound by all of the terms thereof. Without limiting the generality of the foregoing, the items of property described in the schedule attached hereto shall be deemed to be part of the and shall become part of the Pledged Collateral and shall secure all Secured Obligations.17

[NAME OF ADDITIONAL PLEDGOR]
By:
Name:
Title:

[17]	Attach Schedule if appropriate to set forth applicable information per Schedules attached to the Pledge Agreement.

X-SCHEDULE V-1	Pledge Agreement

SCHEDULE VI

LIST OF SUBSIDIARY GUARANTORS

Aman Environmental Construction, Inc. (CA)
Cleveland Wrecking Company (CA)
EG&G Defense Materials, Inc. (UT)
EG&G Technical Services, Inc. (DE)
E.C. Driver & Associates, Inc. (FL)
Lear Siegler Logistics International, Inc. (DE)
Lear Siegler Services, Inc. (DE)
URS Corporation AES. (CT)
URS Corporation – New York (NY)
Signet Testing Laboratories, Inc. (DE)
URS Construction Services, Inc. (FL)
URS Corporation (NV)
URS Corporation Great Lakes (MI)
URS Corporation-North Carolina (NC)
URS Corporation–Ohio (OH)
URS Corporation Southern (CA)
URS District Services, P.C. (DC)
URS Group, Inc. (DE)
URS Holdings, Inc. (DE)
URS Resources, LLC (DE)

XI-SCHEDULE VI-1	Pledge Agreement

EXHIBIT XI

[FORM OF] SUBSIDIARY GUARANTY

     This SUBSIDIARY GUARANTY is entered into as of June 28, 2005 by the undersigned (each a “Guarantor”, and together with any future Subsidiaries executing this Guaranty, being collectively referred to herein as the “Guarantors”) in favor of and for the benefit of CREDIT SUISSE, NEW YORK BRANCH, as agent for and representative of (in such capacity herein called “Guarantied Party”) the financial institutions (“Lenders”) party to the Credit Agreement referred to below and any Swap Counterparties (as hereinafter defined), and in favor of and for the benefit of the other Beneficiaries (as hereinafter defined).

RECITALS.

     A. URS Corporation, a Delaware corporation (“Company”), has entered into that certain Credit Agreement dated as of June 28, 2005 with Lenders and Guarantied Party, as Co-Lead Arranger and Administrative Agent for Lenders, Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

     B. Company may from time to time enter, or may from time to time have entered, into one or more Interest Rate Agreements, Currency Agreements or other swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

     C. Guarantied Party, Lenders and each Swap Counterparty for which Guarantied Party has received the notice required by Section 18 hereof are sometimes referred to herein as “Beneficiaries”.

     D. A portion of the proceeds of the Loans may be advanced to other Guarantors that are Subsidiaries of Company, and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

     E. It is a condition precedent to the making of the initial Loans under the Credit Agreement that Company’s obligations thereunder be guarantied by Guarantors.

     F. Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Company.

XI-1	Subsidiary Guaranty

     NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Swap Counterparties to enter into the Lender Swap Agreements, Guarantors hereby agree as follows:

     1. Guaranty. (a) Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of Company and all obligations of Company under Lender Swap Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Lender Swap Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of Company or from time to time renew them after they have been satisfied.

     Each Guarantor acknowledges that a portion of the Loans may be advanced to it, that Letters of Credit may be issued for the benefit of its business and that the Guarantied Obligations are being incurred for and will inure to its benefit.

     Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Company of any portion of such Guarantied Obligations.

     In the event that all or any portion of the Guarantied Obligations is paid by Company, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

     Subject to the other provisions of this Section 1, upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

XI-2	Subsidiary Guaranty

     (b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

     (c) Each Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

     2. Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Lender Swap Agreements notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents or the Lender Swap Agreements and the obligations of any other guarantor of obligations of Company and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each

XI-3	Subsidiary Guaranty

Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

     3. Actions by Beneficiaries. Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Lender Swap Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents or the Lender Swap Agreements.

     4. No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Lender Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Company may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of

XI-4	Subsidiary Guaranty

limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

     5. Waivers. Each Guarantor waives, for the benefit of Beneficiaries: (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith or gross negligence; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Lender Swap Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

     As used in this paragraph, any reference to “the principal” includes Company, and any reference to “the creditor” includes Guarantied Party and each other Beneficiary. In accordance with Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including without limitation any and all rights or defenses such Guarantor or any other guarantor of the Guarantied Obligations may have because the Guarantied Obligations are secured by real property. This means, among other things: (1) the creditor may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (A) the amount of the Guarantied Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the

XI-5	Subsidiary Guaranty

sale price and (B) the creditor may collect from such Guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from the principal. This is an unconditional and irrevocable waiver of any right and defenses such Guarantor may have because the Guarantied Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights and defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Each Guarantor also waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guarantied Obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guarantied Obligations, has destroyed such Guarantor’s rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Guaranty shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guarantied Obligations.

     6. Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Guarantied Obligations (other than Unasserted Obligations) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including without limitation under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Company, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

XI-6	Subsidiary Guaranty

     Any indebtedness of Company now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

     7. Expenses. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including reasonable fees, costs of settlement, and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Loan Document.

     8. Financial Condition of Company. No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of Company or any matter or fact relating to the business, operations or condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Lender Swap Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

     9. Representations and Warranties. Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Company as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

     10. Covenants. Each Guarantor agrees that, so long as any part of the Guarantied Obligations shall remain unpaid, any Letter of Credit shall be outstanding, any Lender shall have any Commitment or any Swap Counterparty shall have any obligation under any Lender Swap Agreement, such Guarantor will, unless Requisite Obligees (as such term is defined in Section 17(a)) shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company is to cause a Guarantor and such Subsidiaries to perform or observe.

     11. Set Off. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness

XI-7	Subsidiary Guaranty

evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty.

     12. Discharge of Guaranty Upon Sale of Guarantor. If all of the stock of a Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) to any Person (other than an Affiliate of Company) in a sale or other disposition not prohibited by the Credit Agreement or otherwise consented to by Requisite Obligees (as such term is defined in Section 17(a)), such Guarantor or such successor in interest, as the case may be, may request Guarantied Party to execute and deliver documents or instruments necessary to evidence the release and discharge of this Guaranty as provided in subsection 10.14 of the Credit Agreement.

     13. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

     14. Miscellaneous. It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

     The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents or the Lender Swap Agreements or any agreement between one or more Guarantors and one or more Beneficiaries or between Company and one or more Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

XI-8	Subsidiary Guaranty

     This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY. Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto or such other address as shall be designated by such Guarantor in a written notice to the other parties hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

     EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH (I) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH GUARANTOR AND GUARANTIED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH GUARANTOR AND GUARANTIED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY OR ACCEPTING THE BENEFITS THEREOF, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (II) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

XI-9	Subsidiary Guaranty

     15. Additional Guarantors. The initial Guarantor(s) hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, Subsidiaries of Company may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty. A form of such a counterpart is attached as Exhibit A. Upon delivery of any such counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

     16. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guaranteed Party of written or telephonic notification of such execution and authorization of delivery thereof.

     17. Guarantied Party as Agent.

     (a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of (i) Requisite Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B) if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”).

     (b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a

XI-10	Subsidiary Guaranty

successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

     18. Notice of Lender Swap Agreements. Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Guarantied Party from Company, a Guarantor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

[Remainder of page intentionally left blank.]

XI-11	Subsidiary Guaranty

     IN WITNESS WHEREOF, each Guarantor and Guarantied Party, solely for the purposes of the waiver of the right to jury trial contained in Section 14, have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AMAN ENVIRONMENTAL CONSTRUCTION, INC.

By:

Name:

Title:

Address	:

CLEVELAND WRECKING COMPANY

By:

Name:

Title:

Address	:

EG&G DEFENSE MATERIALS, INC.

By:

Name:

Title:

Address	:

XI-S-1	Subsidiary Guaranty

EG&G TECHNICAL SERVICES, INC.

By:

Name:

Title:

Address	:

E.C. DRIVER & ASSOCIATES, INC.

By:

Name:

Title:

Address	:

LEAR SIEGLER LOGISTICS INTERNATIONAL, INC.

By:

Name:

Title:

Address	:

XI-S-2	Subsidiary Guaranty

LEAR SIEGLER SERVICES, INC.

By:

Name:

Title:

Address	:

URS CORPORATION AES

By:

Name:

Title:

Address	:

URS CORPORATION — NEW YORK

By:

Name:

Title:

Address	:

SIGNET TESTING LABORATORIES, INC.

By:

Name:

Title:

Address	:

XI-S-3	Subsidiary Guaranty

URS CONSTRUCTION SERVICES, INC.

By:

Name:

Title:

Address	:

URS CORPORATION, a Nevada corporation

By:

Name:

Title:

Address	:

URS CORPORATION GREAT LAKES

By:

Name:

Title:

Address	:

URS CORPORATION-NORTH CAROLINA

By:

Name:

Title:

Address	:

XI-S-4	Subsidiary Guaranty

URS CORPORATION-OHIO

By:

Name:

Title:

Address	:

URS CORPORATION SOUTHERN

By:

Name:

Title:

Address	:

URS DISTRICT SERVICES, P.C.

By:

Name:

Title:

Address	:

URS GROUP, INC.

By:

Name:

Title:

Address	:

XI-S-5	Subsidiary Guaranty

URS HOLDINGS, INC.

By:

Name:

Title:

Address	:

URS RESOURCES, LLC

By:

Name:

Title:

Address	:

XI-S-6	Subsidiary Guaranty

CREDIT SUISSE, NEW YORK BRANCH, as Co-Lead Arranger and Administrative Agent, as Guarantied Party

By:

Name:

Title:

Address	:

XI-S-7	Subsidiary Guaranty

EXHIBIT A

[FORM OF COUNTERPART FOR ADDITIONAL GUARANTORS]

     This COUNTERPART (this “Counterpart”), dated                     , 20___, is delivered pursuant to Section 15 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Guaranty, dated as of June 28, 2005 (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and Credit Suisse, New York Branch, as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 15 thereof and agrees to be bound by all of the terms thereof.

     IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of                     , 20___.

[NAME OF ADDITIONAL GUARANTOR]

By:

Name:

Title:

Address	:

XI-A-1	Subsidiary Guaranty

EXHIBIT XII

[FORM OF NOTICE OF PREPAYMENT]

NOTICE OF PREPAYMENT

     Pursuant to that certain Credit Agreement dated as of June 28, 2005, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among URS CORPORATION, a Delaware corporation (“Company”), the financial institutions listed therein as Lenders, Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent (in such capacity, “Administrative Agent”), and the other Agents listed therein, this represents Company’s notice of prepayment as follows:

1. Date of Notice:                     ,

2. Type of Prepayment/Reduction/Termination:

[ ] a. Voluntary Prepayment of:

[ ] i. Swing Line Loan

[ ] ii. Term Loan

[ ] iii. Revolving Loan

[ ] b. Voluntary Reduction/Termination of Revolving Loan Commitments

3. Amount of prepayment/reduction of Revolving Loan Commitments (as applicable):

[ ] a. Voluntary Prepayment:[18] $

[ ] b. Reduction/Termination of Revolving Loan Commitments:[19] $

4.	If applicable, specify desired application of voluntary prepayment:[20]

[18]	This option should be selected for all voluntary prepayments of the Loans.

[19]	This option should be selected only if a termination or reduction of the Revolving Loan Commitments is the subject of this notice.

[20]	Irrespective of any application specified by Company, voluntary prepayments shall first be applied as specified in subsection 2.4B(iv)(a) of the Credit Agreement.

XIII-i	Security Agreement

5.	Date of prepayment or date reduction/termination of Revolving Loan Commitment Amount will take effect: , .

XII-2	Notice of Prepayment

          IN WITNESS WHEREOF, the undersigned authorized officer of Company has executed this notice as of the date set forth above.

URS CORPORATION

By:
Name:
Title:

XII-3	Notice of Prepayment

EXHIBIT XIII

[FORM OF SECURITY AGREEMENT]

          This SECURITY AGREEMENT (this “Agreement”) is dated as of                     , 20___and entered into by and among URS CORPORATION, a Delaware corporation (“Company”), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”) and each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 21 hereof (each of Company, each Subsidiary Grantor, and each Additional Grantor being a “Grantor” and collectively the “Grantors”) and CREDIT SUISSE, NEW YORK BRANCH, as Co-Lead Arranger and Administrative Agent for and representative of (in such capacity herein called “Secured Party”) the Beneficiaries (as hereinafter defined).

PRELIMINARY STATEMENTS

          A. Pursuant to the Credit Agreement dated as of June 28, 2005 (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; the terms defined therein and not otherwise defined in Section 31 or elsewhere herein being used herein as therein defined), by and among Company, Secured Party, the financial institutions listed therein as Lenders, Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders, Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

          B. Company may from time to time enter, or may from time to time have entered, into one or more Lender Swap Agreements with one or more Swap Counterparties in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be secured hereunder.

          C. Subsidiary Grantors have executed and delivered the Subsidiary Guaranty in each case in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which each Subsidiary Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and all obligations of Company under the Lender Swap Agreements.

          D. Pursuant to subsection 6.7C, within 60 days following the first day of any Collateral Pledge Period, Grantors listed on the signature pages hereof shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

1	Security Agreement

          NOW, THEREFORE, in consideration of the agreements set forth herein and in the Credit Agreement and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and to induce Swap Counterparties to enter into the Lender Swap Agreements, each Grantor hereby agrees with Secured Party as follows:

SECTION 1. Grant of Security.

          Each Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Grantor’s right, title and interest in and to all of the personal property of such Grantor, in each case whether now or hereafter existing, whether tangible or intangible, whether now owned or hereafter acquired, wherever the same may be located and whether or not subject to the Uniform Commercial Code as it exists on the date of this Agreement, or as it may hereafter be amended, in the State of New York (the “UCC”), including all Assigned Agreements and the following (the “Collateral”):

          (a) all Accounts;

          (b) all Chattel Paper;

          (c) all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

          (d) all Documents;

          (e) all General Intangibles, including all intellectual property, Payment Intangibles and Software;

          (f) all Goods, including Inventory, Equipment and Fixtures;

          (g) all Instruments;

          (h) all Investment Property;

          (i) all Letter-of-Credit Rights and other Supporting Obligations;

          (j) all Records;

          (k) all Commercial Tort Claims, including those set forth on Schedule 1 annexed hereto; and

          (l) all Proceeds and Accessions with respect to any of the foregoing Collateral.

          Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets.

2	Security Agreement

          Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s rights or interests in or under, any license, contract, permit, Instrument, Security or franchise to which such Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, Instrument, Security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, Instrument, Security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

          Notwithstanding the foregoing, the Collateral shall not include any Equity Interests issued by a Foreign Subsidiary to the extent that creation of a security interest by a Grantor in such Equity Interests could reasonably be expected to result in material adverse Tax consequences to Company, it being acknowledged and agreed that the creation of a security interest in Equity Interests possessing up to 66% of the voting power of all classes of the Equity Interests of such Foreign Subsidiary entitled to vote will not result in such adverse Tax consequences.

SECTION 2. Security for Obligations.

          This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations of each Grantor. “Secured Obligations” means:

          (a) with respect to Company, all obligations and liabilities of every nature of Company now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and any Lender Swap Agreement; and

          (b) with respect to each Subsidiary Grantor and Additional Grantor, all obligations and liabilities of every nature of such Subsidiary Grantor now or hereafter existing under or arising out of or in connection with the Subsidiary Guaranty;

in each case together with all extensions or renewals thereof, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, payments for early termination of Lender Swap Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or Swap Counterparty as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement (including, without limitation, interest and other amounts that, but for the filing of a petition in bankruptcy with respect to Company or any other Grantor, would accrue on

3	Security Agreement

such obligations, whether or not a claim is allowed against Company or such Grantor for such amounts in the related bankruptcy proceeding).

SECTION 3. Grantors Remain Liable.

          Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts, licenses and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts, licenses and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4. Representations and Warranties.

     Each Grantor represents and warrants as follows:

          (a) Ownership of Collateral. Except as expressly permitted by the Credit Agreement, such Grantor owns its interests in the Collateral free and clear of any Lien and no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, including any IP Filing Office.

          (b) Perfection. The security interests in the Collateral granted to Secured Party for the ratable benefit of Lenders and Swap Counterparties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations. Upon (i) the filing of UCC financing statements naming each Grantor as “debtor”, naming Secured Party as “secured party” and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 2 annexed hereto, (ii) in the case of the Securities Collateral consisting of certificated Securities or evidenced by Instruments, in addition to filing of such UCC financing statements, delivery of the certificates representing such certificated Securities and delivery of such Instruments to Secured Party (and in the case of Securities Collateral issued by a foreign issuer, any actions required under foreign law to perfect a security interest in such Securities Collateral), in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, (iii) in the case of the Intellectual Property Collateral, in addition to the filing of such UCC financing statements, the recordation of a Grant with the applicable IP Filing Office and (iv) in the case of any Deposit Account and any Investment Property constituting a Security Entitlement, Securities Account, Commodity Contract or Commodity Account, the execution and delivery to Secured Party of an agreement providing for control by Secured Party thereof, the security interests in the Collateral granted to Secured Party for the ratable benefit of Lenders and Swap Counterparties will constitute perfected security interests therein prior to all other Liens (except for Permitted Encumbrances and Liens permitted by subsection 7.2A(iv) of the Credit Agreement), and all filings and other actions necessary or desirable to perfect and protect such security interests have been, or promptly after the Closing Date will be, duly made or taken.

4	Security Agreement

          (c) Office Locations; Type and Jurisdiction of Organization; Locations of Equipment and Inventory. Such Grantor’s name as it appears in official filings in the jurisdiction of its organization, type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization, principal place of business, chief executive office, office where such Grantor keeps its Records regarding the Accounts, Intellectual Property and originals of Chattel Paper, and organization number provided by the applicable Government Authority of the jurisdiction of organization are set forth on Schedule 3 annexed hereto. All of the Equipment and Inventory is located at the places set forth on Schedule 4 annexed hereto, except for Inventory which, in the ordinary course of business, is in transit either (i) from a supplier to a Grantor, (ii) between the locations set forth on Schedule 4 annexed hereto, or (iii) to customers of a Grantor.

          (d) Names. No Grantor (or predecessor by merger or otherwise of such Grantor) has, within the five year period preceding the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, had a different name from the name of such Grantor listed on the signature pages hereof, except the names set forth on Schedule 5 annexed hereto.

          (e) Delivery of Certain Collateral. All certificates or Instruments (excluding checks) evidencing, comprising or representing the Collateral have been delivered to Secured Party duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

          (f) Securities Collateral. All of the Pledged Subsidiary Equity set forth on Schedule 6 annexed hereto has been duly authorized and validly issued and is fully paid and non-assessable; all of the Pledged Subsidiary Debt set forth on Schedule 7 annexed hereto has been duly authorized and is the legally valid and binding obligation of the issuers thereof and is not in default; there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Subsidiary Equity; Schedule 6 annexed hereto sets forth all of the Equity Interests and the Pledged Equity owned by each Grantor, and the percentage ownership in each issuer thereof; and Schedule 7 annexed hereto sets forth all of the Pledged Debt owned by such Grantor.

          (g) Intellectual Property Collateral. A true and complete list of all federal Trademark Registrations and material foreign Trademark Registrations and applications for any Trademark owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth on Schedule 8 annexed hereto; a true and complete list of all federal Patents and material foreign Patents owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth on Schedule 9 annexed hereto; a true and complete list of all federal Copyright Registrations and all material foreign Copyright Registrations and applications for Copyright Registrations held (whether pursuant to a license or otherwise) by such Grantor, in whole or in part, is set forth on Schedule 10 annexed hereto; and after reasonable inquiry, such Grantor is not aware of any pending or threatened claim by any third party that any of the Intellectual Property Collateral owned, held or used by such Grantor is invalid or unenforceable.

5	Security Agreement

          (h) Deposit Accounts, Securities Accounts, Commodity Accounts. Schedule 11 annexed hereto lists all Deposit Accounts, Securities Accounts and Commodity Accounts owned by each Grantor, and indicates the institution or intermediary at which the account is held and the account number.

          (i) Chattel Paper. Such Grantor has no interest in any Chattel Paper, except as set forth in Schedule 12 annexed hereto.

          (j) Letter-of-Credit Rights. Such Grantor has no interest in any Letter-of-Credit Rights, except as set forth on Schedule 13 annexed hereto.

          (k) Documents. No negotiable Documents are outstanding with respect to any of the Inventory, except as set forth on Schedule 14 annexed hereto.

          (l) Assigned Agreements. Each Assigned Agreement is in full force and effect and is enforceable against the parties thereto in accordance with its terms.

          The representations and warranties as to the information set forth in Schedules referred to herein are made as to each Grantor (other than Additional Grantors) as of the date hereof and as to each Additional Grantor as of the date of the applicable Counterpart, except that, in the case of a Pledge Supplement, IP Supplement or notice delivered pursuant to Section 5(d) hereof, such representations and warranties are made as of the date of such supplement or notice.

SECTION 5. Further Assurances.

          (a) Generally. Each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) notify Secured Party in writing of receipt by such Grantor of any interest in Chattel Paper and, at the request of Secured Party, mark conspicuously each item of Chattel Paper and each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) deliver to Secured Party all promissory notes and other Instruments with a principal balance in excess of $500,000 and, at the request of Secured Party, all original counterparts of Chattel Paper, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, (iii) (A) execute (if necessary) and file such financing or continuation statements, or amendments thereto, (B) execute and deliver, and cause to be executed and delivered, agreements establishing that Secured Party has control of Deposit Accounts and Investment Property of such Grantor except with respect to Deposit Accounts and Investment Property with a principal balance less than $500,000 or maintained for the purpose of paying claims under self-insured health care plans, (C) deliver such documents, instruments, notices, records and consents and take such other actions necessary to establish that Secured Party has control over electronic Chattel Paper and Letter-of-Credit Rights of such Grantor and (D) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or

6	Security Agreement

purported to be granted hereby, (iv) furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail, (v) so long as no Event of Default has occurred and is continuing, at any reasonable time during normal business hours, one time per Fiscal Year upon reasonable notice by Secured Party and upon the occurrence and during the continuance of an Event of Default, at any time, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, (vi) at Secured Party’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or Secured Party’s security interest in all or any part of the Collateral, (vii) use commercially reasonable efforts to obtain any necessary consents of third parties to the creation and perfection of a security interest in favor of Secured Party with respect to any Collateral and (viii) at the request of Secured Party, take steps to comply with the Federal Anti-Claims Act, 31 U.S.C. § 3727 (1998), and the Federal Anti-Assignment Act, 41 U.S.C. § 15 (1994). Each Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including any financing statement indicating that it covers “all assets” or “all personal property” of such Grantor) without the signature of any Grantor.

          (b) Securities Collateral. Without limiting the generality of the foregoing Section 5(a), each Grantor agrees that (i) all certificates or Instruments representing or evidencing the Securities Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignments in blank, all in form and substance satisfactory to Secured Party and (ii) it will, upon obtaining any additional Equity Interests or Indebtedness, promptly (and in any event within 30 days) deliver to Secured Party a Pledge Supplement, duly executed by such Grantor, in respect of such additional Pledged Equity or Pledged Debt; provided, that the failure of any Grantor to execute a Pledge Supplement with respect to any additional Pledged Equity or Pledged Debt shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto. Upon each such acquisition, the representations and warranties contained in Section 4(f) hereof shall be deemed to have been made by such Grantor as to such Pledged Equity or Pledged Debt, whether or not such Pledge Supplement is delivered.

          (c) Intellectual Property Collateral. Each Grantor shall promptly notify Secured Party in writing of any rights to Intellectual Property Collateral acquired by such Grantor after the date hereof. Promptly after the filing of an application for any Trademark Registration, Patent or Copyright Registration, each Grantor shall execute and deliver to Secured Party an IP Supplement, and submit a Grant for recordation with respect thereto in the applicable IP Filing Office; provided, the failure of any Grantor to execute an IP Supplement or submit a Grant for recordation with respect to any additional Intellectual Property Collateral shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto. Upon delivery to Secured Party of an IP Supplement, Schedules 8, 9 and 10 annexed hereto and Schedule A to each Grant, as applicable, shall be deemed modified to include a reference to any right, title or interest in any existing Intellectual Property Collateral or any Intellectual Property Collateral set forth on Schedule A to such IP Supplement. Upon each such acquisition, the representations and

7	Security Agreement

warranties contained in Section 4(g) hereof shall be deemed to have been made by such Grantor as to such Intellectual Property Collateral, whether or not such IP Supplement is delivered.

          (d) Commercial Tort Claims. Grantors have no Commercial Tort Claims as of the date hereof, except as set forth on Schedule 1 annexed hereto. In the event that a Grantor shall at any time after the date hereof have any Commercial Tort Claims, such Grantor shall promptly notify Secured Party thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (ii) constitute an amendment to this Agreement by which such Commercial Tort Claim shall constitute part of the Collateral.

SECTION 6. Certain Covenants of Grantors.

     Each Grantor shall:

          (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable material statute, regulation or ordinance or any policy of insurance covering the Collateral;

          (b) give Secured Party written notice of (i) any change in such Grantor’s name, identity or corporate structure within 15 days of such change and (ii) any reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of such Grantor at least 30 days prior to such change;

          (c) if Secured Party gives value to enable such Grantor to acquire rights in or the use of any Collateral, use such value for such purposes;

          (d) keep correct and accurate Records of Collateral at the locations described in Schedule 3 annexed hereto; and

          (e) permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such Records, and each Grantor agrees to render to Secured Party, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

SECTION 7. Special Covenants With Respect to Equipment and Inventory.

     Each Grantor shall promptly upon the issuance and delivery to such Grantor of any negotiable Document, deliver such Document to Secured Party.

SECTION 8. Special Covenants with respect to Accounts and Assigned Agreements.

          (a) Each Grantor shall, for not less than three years from the date on which each Account of such Grantor arose, maintain (i) complete Records of such Account, including records of all payments received, credits granted and merchandise returned, and (ii) all documentation relating thereto.

          (b) Except as otherwise provided in this subsection (b), each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts. In connection with such collections, each Grantor may take (and, upon the

8	Security Agreement

occurrence and during the continuance of an Event of Default at Secured Party’s direction, shall take) such action as such Grantor or Secured Party may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to (i) notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to Secured Party, (ii) notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party, (iii) enforce collection of any such Accounts at the expense of Grantors, and (iv) adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by such Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (A) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17 hereof, and (B) such Grantor shall not, without the written consent of Secured Party, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

          (c) Each Grantor shall at its expense:

               (i) unless determined in its good faith judgment not to be in the best interest of Grantor’s business or if consistent with sound business practices, perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms, and take all such action to such end as may be from time to time reasonably requested by Secured Party; and

               (ii) upon request of Secured Party, (A) furnish to Secured Party, promptly upon receipt thereof, copies of all notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements and from time to time such information and reports regarding the Assigned Agreements as Secured Party may reasonably request and (B) upon the occurrence and during the continuance of an Event of Default, make to the parties to such Assigned Agreements such demands and requests for information and reports or for action as such Grantor is entitled to make under the Assigned Agreements.

          (d) Upon the occurrence and during the continuance of an Event of Default, no Grantor shall (i) cancel or terminate any of the Assigned Agreements or consent to or accept any cancellation or termination thereof; (ii) amend or otherwise modify the Assigned Agreements or give any consent, waiver or approval thereunder; (iii) waive any default under or breach of the Assigned Agreements; (iv) consent to or permit or accept any prepayment of amounts to become due under or in connection with the Assigned Agreements, except as

9	Security Agreement

expressly provided therein; or (v) take any other action in connection with the Assigned Agreements that could reasonably be expected to materially impair the value of the interest or rights of such Grantor thereunder or that could reasonably be expected to materially impair the interest or rights of Secured Party.

SECTION 9. Special Covenants With Respect to the Securities Collateral.

          (a) Form of Securities Collateral. If any Securities Collateral is not a security pursuant to Section 8-103 of the UCC, no Grantor shall take any action that, under such Section, converts such Securities Collateral into a security without causing the issuer thereof to issue to it certificates or instruments evidencing such Securities Collateral, which it shall promptly deliver to Secured Party as provided in this Section 9(a).

          (b) Covenants. Each Grantor shall (i) not, except as expressly permitted by the Credit Agreement, permit any issuer of Pledged Subsidiary Equity to merge or consolidate unless all the outstanding Equity Interests of the surviving or resulting Person are, upon such merger or consolidation, subject to the provisions of the last paragraph of Section 1, pledged and become Collateral hereunder and no cash, securities or other property is distributed in respect of the outstanding Equity Interests of any other constituent corporation; (ii) cause each issuer of Pledged Subsidiary Equity not to issue Equity Interests in addition to or in substitution for the Pledged Subsidiary Equity issued by such issuer, except to such Grantor; (iii) immediately upon its acquisition (directly or indirectly) of any Equity Interests, including additional Equity Interests in each issuer of Pledged Equity, comply with Section 5(b), subject to the provisions of the last paragraph of Section 1; (iv) immediately upon issuance of any and all Instruments or other evidences of additional Indebtedness from time to time owed to such Grantor by any obligor on the Pledged Debt, comply with Section 5; (v) promptly deliver to Secured Party all written notices received by it with respect to the Securities Collateral; (vi) at its expense (A) perform and comply in all material respects with all terms and provisions of any agreement related to the Securities Collateral required to be performed or complied with by it, (B) maintain all such agreements in full force and effect and (C) enforce all such agreements in accordance with their terms; and (vii), at the request of Secured Party, promptly execute and deliver to Secured Party an agreement providing for control by Secured Party of all Security Entitlements, Securities Accounts, Commodity Contracts and Commodity Accounts of such Grantor with a principal balance in excess of $500,000 other than those maintained for the purpose of paying claims under self-insured health care plans.

          (c) Voting and Distributions. So long as no Event of Default shall have occurred and be continuing, (i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if Secured Party shall have notified such Grantor that, in Secured Party’s reasonable, good faith judgment, such action would have a material adverse effect on the value of the Securities Collateral or any part thereof; (ii) each Grantor shall be entitled to receive and retain any and all dividends, other distributions, principal and interest paid in respect of the Securities Collateral; and (iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to such Grantor all such proxies, dividend payment orders and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other

10	Security Agreement

consensual rights which it is entitled to exercise pursuant to clause (i) above and to receive the dividends, distributions, principal or interest payments which it is authorized to receive and retain pursuant to clause (ii) above.

          Upon the occurrence and during the continuance of an Event of Default, (x) upon written notice from Secured Party to any Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; (y) except as otherwise specified in the Credit Agreement, all rights of such Grantor to receive the dividends, other distributions, principal and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Collateral such dividends, other distributions, principal and interest payments; and (z) all dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (y) above shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of such Grantor and shall forthwith be paid over to Secured Party as Collateral in the same form as so received (with any necessary endorsements).

          In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request, and (II) without limiting the effect of clause (I) above, each Grantor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Equity and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Equity would be entitled (including giving or withholding written consents of holders of Equity Interests, calling special meetings of holders of Equity Interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Equity on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Equity or any officer or agent thereof), only upon the occurrence and during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations (other than Unasserted Obligations), the cure of such Event of Default or waiver thereof as evidenced by a writing executed by Secured Party.

SECTION 10. Special Covenants With Respect to the Intellectual Property Collateral.

     (a) Each Grantor shall:

               (i) use best efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property Collateral acquired under such contracts;

11	Security Agreement

               (ii) take any and all reasonable steps to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Intellectual Property Collateral, including, without limitation, where appropriate entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

               (iii) use proper statutory notice in connection with its use of any of the Intellectual Property Collateral and products and services covered by the Intellectual Property Collateral; and

               (iv) use a commercially appropriate standard of quality (which may be consistent with such Grantor’s past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks.

          (b) Except as otherwise provided in this Section 10, each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof. In connection with such collections, each Grantor may take (and, upon the occurrence and during the continuance of any Event of Default at Secured Party’s reasonable direction, shall take) such action as such Grantor or Secured Party may deem reasonably necessary or advisable to enforce collection of such amounts; provided, Secured Party shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence and upon the occurrence and during the continuance of any Event of Default, (i) all amounts and proceeds (including checks and Instruments) received by each Grantor in respect of amounts due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17 hereof, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

          (c) Each Grantor shall have the duty diligently to prosecute, file and/or make, unless and until such Grantor, in its commercially reasonable judgment, decides otherwise, (i) any application for registration relating to any of the Intellectual Property Collateral owned, held or used by such Grantor and set forth on Schedules 8, 9 or 10 annexed hereto, as applicable, that is pending as of the date of this Agreement, (ii) any Copyright Registration on any existing or future unregistered but copyrightable works (except for works of nominal commercial value or with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration), (iii) any application on any future patentable but unpatented innovation or invention comprising Intellectual Property Collateral, and (iv) any Trademark opposition and cancellation proceedings, renew Trademark Registrations

12	Security Agreement

and Copyright Registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all Intellectual Property Collateral. Any expenses incurred in connection therewith shall be borne solely by Grantors. Subject to the foregoing, each Grantor shall give Secured Party prior written notice of any abandonment of any Intellectual Property Collateral.

          (d) Except as provided herein, each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation or other damage, or reexamination or reissue proceedings as are necessary to protect the Intellectual Property Collateral. Secured Party shall provide, at such Grantor’s expense, all reasonable and necessary cooperation in connection with any such suit, proceeding or action including, without limitation, joining as a necessary party. Each Grantor shall promptly, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in an IP Filing Office or any federal, state, local or foreign court) or regarding such Grantor’s ownership, right to use, or interest in any Intellectual Property Collateral. Each Grantor shall provide to Secured Party any information with respect thereto requested by Secured Party.

          (e) In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuance of an Event of Default, hereby assigns, transfers and conveys to Secured Party the nonexclusive right and license to use all Trademarks, tradenames, Copyrights, Patents or technical processes (including, without limitation, the Intellectual Property Collateral) owned or used by such Grantor that relate to the Collateral, together with any goodwill associated therewith, all to the extent necessary to enable Secured Party to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral. This right shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor. If and to the extent that any Grantor is permitted to license the Intellectual Property Collateral, Secured Party shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Grantor’s request and expense, with such Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form and substance reasonably satisfactory to Secured Party pursuant to which (i) Secured Party shall agree not to disturb or interfere with such licensee’s rights under its license agreement with such Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created in favor of Secured Party and the other terms of this Agreement.

SECTION 11. Collateral Account.

          (a) Secured Party is hereby authorized to establish and maintain as a blocked account under the sole dominion and control of Secured Party, a restricted Deposit Account designated as “URS Corporation Collateral Account” for purposes of depositing any Aggregate Available Amount required to be deposited pursuant to Section 15(c). All amounts at any time

13	Security Agreement

held in the Collateral Account shall be beneficially owned by Grantors but shall be held in the name of Secured Party hereunder, for the benefit of Beneficiaries, as collateral security for the Secured Obligations upon the terms and conditions set forth herein. Grantors shall have no right to withdraw, transfer or, except as expressly set forth herein or in the Credit Agreement, otherwise receive any funds deposited into the Collateral Account. Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or Government Authority, as may now or hereafter be in effect. All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Grantor) of immediately available funds, in each case addressed in accordance with instructions of Secured Party. Each Grantor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit. Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement or in the Credit Agreement. To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms. Subject to Secured Party’s rights hereunder, any interest earned on deposits of cash in the Collateral Account shall be deposited directly in, and held in, the Collateral Account.

          (b) In the event that Company is required to cash collateralize any Letter of Credit or Letters of Credit pursuant to the Credit Agreement, other than pursuant to Section 8 of the Credit Agreement, in which case the provisions of Section 15(c) of this Agreement shall apply, subject to the provisions of the Credit Agreement, such cash collateral shall be retained by Secured Party until such time as such Letter of Credit or Letters of Credit shall have expired or been surrendered and any drawings under such Letter of Credit or Letters of Credit paid in full, whether by reason of application of funds in the Collateral Account or otherwise. Secured Party is authorized to apply any amount in the Collateral Account to pay any drawing on a Letter of Credit. Subject to the provisions of Section 15(c) of this Agreement and the Credit Agreement, if any such cash collateral is no longer required to be retained in the Collateral Account, it shall be paid by Secured Party to Company or at Company’s direction.

SECTION 12. Secured Party Appointed Attorney-in-Fact.

          Each Grantor hereby irrevocably appoints Secured Party as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Secured Party or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          (a) upon the occurrence and during the continuance of an Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Secured Party pursuant to the Credit Agreement;

14	Security Agreement

          (b) upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

          (c) upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other Instruments, Documents, Chattel Paper and other documents in connection with clauses (a) and (b) above;

          (d) upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce or protect the rights of Secured Party with respect to any of the Collateral;

          (e) to pay or discharge taxes or Liens (other than taxes not required to be discharged pursuant to the Credit Agreement and Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of such Grantor to Secured Party, due and payable immediately without demand;

          (f) upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

          (g) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Grantors’ expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 13. Secured Party May Perform.

          If any Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantors under Section 18(b).

SECTION 14. Standard of Care.

          The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised

15	Security Agreement

reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

SECTION 15. Remedies.

          (a) Generally. If any Event of Default shall have occurred and be continuing, Secured Party may, subject to Section 20 hereof, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of any Grantor’s premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor’s equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Secured Party or any Lender and provide instructions directing the disposition of funds in Deposit Accounts not maintained with Secured Party or any Lender and (vii) provide entitlement orders with respect to Security Entitlements and other Investment Property constituting a part of the Collateral and, without notice to any Grantor, transfer to or register in the name of Secured Party or any of its nominees any or all of the Securities Collateral. Secured Party or any Lender or Swap Counterparty may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Swap Counterparties (but not any Lender or Swap Counterparty in its individual capacity unless Requisite Obligees shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby

16	Security Agreement

waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 15 will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

          (b) Securities Collateral. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that Secured Party shall have no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Secured Party determines to exercise its right to sell any or all of the Securities Collateral, upon written request, each Grantor shall and shall cause each issuer of any Securities Collateral to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the amount of Securities Collateral that may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

          (c) Collateral Account. If an Event of Default has occurred and is continuing, any amounts on deposit in the Collateral Account, except for funds deposited in the Collateral Account as described in the next sentence, shall be held by Secured Party and applied as Obligations become due. If, in accordance with Section 8 of the Credit Agreement, Company is required to pay to Secured Party an amount (the “Aggregate Available Amount”) equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Company shall deliver funds in such an amount for deposit in the Collateral Account. Following such deposit in the Collateral Account, (i) upon any drawing under any outstanding Letter of Credit, Secured Party shall apply any amount in the Collateral Account to reimburse the Issuing Lender for the amount of such drawing, and (ii) in the event of cancellation or expiration of any Letter of Credit, or in the event of any reduction in the

17	Security Agreement

maximum available amount under any Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in excess of the Aggregate Available Amount (calculated giving effect to such cancellation, expiration or reduction) as provided in Section 17.

SECTION 16. Additional Remedies for Intellectual Property Collateral.

          (a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuance of an Event of Default, (i) Secured Party shall have the right (but not the obligation) to bring suit, in the name of any Grantor, Secured Party or otherwise, to enforce any Intellectual Property Collateral, in which event each Grantor shall, at the request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement and each Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in subsections 10.2 and 10.3 of the Credit Agreement and Section 18 hereof, as applicable, in connection with the exercise of its rights under this Section 16, and, to the extent that Secured Party shall elect not to bring suit to enforce any Intellectual Property Collateral as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property Collateral by others and for that purpose agrees to use its commercially reasonable judgment in maintaining any action, suit or proceeding against any Person so infringing reasonably necessary to prevent such infringement; (ii) upon written demand from Secured Party, each Grantor shall execute and deliver to Secured Party an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property Collateral; and (iv) within five Business Days after written notice from Secured Party, each Grantor shall make available to Secured Party, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ as Secured Party may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party’s behalf and to be compensated by Secured Party at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

          (b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to Secured Party of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, Secured Party shall promptly execute and deliver to such Grantor such assignments as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party; provided, after giving effect to such reassignment, Secured Party’s security interest granted pursuant hereto, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect;

18	Security Agreement

and provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Permitted Encumbrances.

SECTION 17. Application of Proceeds.

          Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in the following order of priority:

               FIRST: To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all advances made by Secured Party hereunder for the account of Grantors, and to the payment of all costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder;

               SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) and, as to obligations arising under the Credit Agreement, as provided in the Credit Agreement; and

               THIRD: To the payment to or upon the order of Company, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

SECTION 18. Indemnity and Expenses.

          (a) Grantors jointly and severally agree to indemnify Secured Party, each Lender and each Swap Counterparty from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party’s or such Lender’s or Swap Counterparty’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

          (b) Grantors jointly and severally agree to pay to Secured Party upon demand the amount of any and all costs and expenses in accordance with subsection 10.2 of the Credit Agreement.

          (c) The obligations of Grantors in this Section 18 shall (i) survive the termination of this Agreement and the discharge of Grantors’ other obligations under this Agreement, the Lender Swap Agreements, the Credit Agreement and the other Loan Documents and (ii), as to any Grantor that is a party to a Subsidiary Guaranty, be subject to the provisions of Section 1(b) thereof.

19	Security Agreement

SECTION 19. Continuing Security Interest; Transfer of Loans; Termination and Release.

          (a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations (other than Unasserted Obligations), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the securing of reimbursement Obligations in respect thereof with cash collateral or letters of credit in a manner satisfactory to Secured Party), (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and (B) any Swap Counterparty may assign or otherwise transfer any Lender Swap Agreement to which it is a party to any other Person in accordance with the terms of such Lender Swap Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Swap Counterparties herein or otherwise.

          (b) Upon the payment in full of all Secured Obligations (other than Unasserted Obligations), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the securing of reimbursement Obligations in respect thereof with cash collateral or letters of credit in a manner satisfactory to Secured Party), the security interest granted hereby (other than with respect to any cash collateral in respect of Letters of Credit) shall terminate and all rights to the Collateral shall revert to the applicable Grantors. Upon any such termination Secured Party will, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination. In addition, upon the proposed sale or other disposition of any Collateral by a Grantor in accordance with the Credit Agreement for which such Grantor desires a security interest release from Secured Party, such a release may be obtained pursuant to the provisions of subsection 10.14 of the Credit Agreement.

SECTION 20. Secured Party as Agent.

          (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits hereof, Swap Counterparties. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 15 hereof in accordance with the instructions of Requisite Obligees. In furtherance of the foregoing provisions of this Section 20(a), each Swap Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Swap Counterparty that all rights and remedies hereunder may be exercised solely by Secured Party for the benefit of Lenders and Swap Counterparties in accordance with the terms of this Section 20(a).

20	Security Agreement

          (b) Secured Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party under this Agreement, and the retiring Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute (if necessary) and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

          (c) Secured Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Secured Party from a Grantor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

SECTION 21. Additional Grantors.

          The initial Grantors hereunder shall be Company and such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become Additional Grantors, by executing a Counterpart. Upon delivery of any such Counterpart to Secured Party, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Secured Party not to cause any Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 22. Amendments; Etc.

          No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Grantors; provided this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 21 hereof and

21	Security Agreement

Grantors hereby waive any requirement of notice of or consent to any such amendment. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 23. Notices.

          Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as provided in subsection 10.8 of the Credit Agreement or as set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

SECTION 24. Failure or Indulgence Not Waiver; Remedies Cumulative.

          No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 25. Severability.

          In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 26. Headings.

          Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 27. Governing Law; Rules of Construction.

          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE

22	Security Agreement

GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

SECTION 28. Consent to Jurisdiction and Service of Process.

          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 23 HEREOF; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 28 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

SECTION 29. Waiver of Jury Trial.

          GRANTORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GRANTOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR GRANTORS AND SECURED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT GRANTORS AND SECURED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH GRANTOR AND SECURED PARTY FURTHER WARRANT AND REPRESENT THAT

23	Security Agreement

EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 29 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 30. Counterparts.

          This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 31. Definitions.

          (a) Each capitalized term utilized in this Agreement that is not defined in the Credit Agreement or in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof, shall have the meaning set forth in Articles 1, 8 or 9 of the UCC.

          (b) In addition, the following terms used in this Agreement shall have the following meanings:

     “Additional Grantor” means a Subsidiary of Company that becomes a party hereto after the date hereof as an additional Grantor by executing a Counterpart.

     “Assigned Agreements” means, with respect to any Grantor, the agreements set forth on Schedule 15 annexed hereto, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time, including, without limitation, (a) all rights of such Grantor to receive moneys due or to become due under or pursuant to the Assigned Agreements, (b) all rights of such Grantor to receive proceeds of any Supporting Obligations with respect to the Assigned Agreements, (c) all claims of such Grantor for damages arising out of any breach of or default under the Assigned Agreements, and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder.

     “Beneficiary” means Administrative Agent, each Lender and each Swap Counterparty.

     “Collateral” has the meaning set forth in Section 1 hereof.

     “Collateral Account” means the “URS Corporation Collateral Account” established pursuant to Section 11.

24	Security Agreement

     “Copyrights” means all items under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, the works set forth on Schedule 10 annexed hereto, as the same may be amended pursuant hereto from time to time).

     “Copyright Registrations” means all copyright registrations issued to any Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations set forth on Schedule 10 annexed hereto, as the same may be amended pursuant hereto from time to time).

     “Copyright Rights” means all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements), the right (but not the obligation) to renew and extend Copyright Registrations and any such rights and to register works protectable by copyright and the right (but not the obligation) to sue in the name of any Grantor or in the name of Secured Party or Lenders for past, present and future infringements of the Copyrights and any such rights.

     “Counterpart” means a counterpart to this Agreement entered into by a Subsidiary of Company pursuant to Section 21 hereof.

     “Credit Agreement” has the meaning set forth in the Preliminary Statements of this Agreement.

     “Equity Interests” means all shares of stock, partnership interests, interests in Joint Ventures, limited liability company interests and all other equity interests in a Person, whether such stock or interests are classified as Investment Property or General Intangibles under the UCC.

     “Event of Default” means any Event of Default as defined in the Credit Agreement or, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the occurrence of an Early Termination Date (as defined in a Master Agreement in the form prepared by the International Swap and Derivatives Association, Inc. or a similar event under any similar swap agreement) under any Lender Swap Agreement.

     “Grant” means a Grant of Trademark Security Interest, substantially in the form of Exhibit I annexed hereto, and a Grant of Patent Security Interest, substantially in the form of Exhibit II annexed hereto, and a Grant of Copyright Security Interest, substantially in the form of Exhibit III annexed hereto.

     “Intellectual Property Collateral” means, with respect to any Grantor all right, title and interest (including rights acquired pursuant to a license or otherwise but only to the extent permitted by agreements governing such license or other use) in and to all

25	Security Agreement

          (a) Copyrights, Copyright Registrations and Copyright Rights, including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of such Grantor), authored (as a work for hire for the benefit of such Grantor), or acquired by such Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world;

          (b) Patents;

          (c) Trademarks, Trademark Registrations, the Trademark Rights and goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith;

          (d) all trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information;

          (e) all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits).

     “IP Supplement” means an IP Supplement, substantially in the form of Exhibit V annexed hereto.

     “Lender Swap Agreement” means an Interest Rate Agreement, Currency Agreement or other swap agreement between Company or a Subsidiary of Company and a Swap Counterparty.

     “Patents” means all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by a Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part (including, without limitation, the patents and patent applications set forth on Schedule 9 annexed hereto), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

     “Pledged Debt” means the Indebtedness from time to time owed to a Grantor, including the Indebtedness set forth on Schedule 7 annexed hereto and issued by the obligors named therein, the Instruments and certificates evidencing such Indebtedness and all interest, cash or other property received, receivable or otherwise distributed in respect of or exchanged therefor.

     “Pledged Equity” means all Equity Interests now or hereafter owned by a Grantor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing, including those owned on the date hereof and set forth on Schedule 6 annexed hereto, the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto and all distributions, dividends and other property received, receivable or otherwise distributed in respect of or exchanged therefor, but excluding any Equity Interests of Foreign Subsidiaries to the extent a security interest in such Equity Interests could

26	Security Agreement

reasonably be expected to result in material adverse Tax consequences to Company and Pledged Collateral (as defined in the Pledge Agreement) pledged pursuant to the Pledge Agreement.

     “Pledged Subsidiary Debt” means Pledged Debt owed to a Grantor by any obligor that is, or becomes, a direct or indirect Subsidiary of such Grantor, of which such Grantor is a direct or indirect Subsidiary or that controls, is controlled by or under common control with such Grantor.

     “Pledged Subsidiary Equity” means Pledged Equity in a Person that is, or becomes a direct Subsidiary of a Grantor; provided that Pledge Subsidiary Equity shall not include Pledged Collateral (as defined in the Pledge Agreement) pledged pursuant to the Pledge Agreement.

     “Pledge Supplement” means a Pledge Supplement, in substantially the form of Exhibit IV annexed hereto, in respect of the additional Pledged Equity or Pledged Debt pledged pursuant to this Agreement.

     “Requisite Obligees” means either (i) Requisite Lenders or (ii), after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B), if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements.

     “Secured Obligations” has the meaning set forth in Section 2 hereof.

     “Securities Collateral” means, with respect to any Grantor, the Pledged Equity, the Pledged Debt and any other Investment Property in which such Grantor has an interest.

     “Swap Counterparty” means a Person that enters into a swap agreement with Company or a Subsidiary and is a Lender or an Affiliate of a Lender at the time such agreement is entered into.

     “Trademarks” means all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by a Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks specifically set forth on Schedule 8 annexed hereto).

     “Trademark Registrations” means all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations and applications set forth on Schedule 8 annexed hereto).

     “Trademark Rights” means all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof and in foreign countries.

27	Security Agreement

     “UCC” means the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York.

[Remainder of page intentionally left blank]

28	Security Agreement

     IN WITNESS WHEREOF, Grantors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

URS CORPORATION

By:

Name:

Title:

Notice Address: See Schedule A annexed hereto

Each of the entities listed on Schedule A annexed hereto

By:

on behalf of each of the entities listed on Schedule A annexed hereto

Name:

Title:

S-1	Security Agreement

CREDIT SUISSE, NEW YORK BRANCH, as Administrative Agent, as Secured Party

By:

Name:

Title:

Notice Address:

By:

Name:

Title:

Notice Address:

S-2	Security Agreement

Schedule A

Name	Notice Address for each Grantor

Schedule A-1

SCHEDULE 1 TO
SECURITY AGREEMENT

Commercial Tort Claims

1-1

SCHEDULE 2

TO
SECURITY AGREEMENT

Filing Offices

Grantor	Filing Offices

2-1

SCHEDULE 3
TO
SECURITY AGREEMENT

Office Locations, Type and Jurisdiction of Organization

	Type of		Jurisdiction	Organization
Name of Grantor	Organization	Office Locations[1]	of Organization	Number

[1]	List principal place of business, chief executive office and office where records regarding Accounts, Intellectual Property and Chattel Paper are kept.

3-1

SCHEDULE 4
TO
SECURITY AGREEMENT

Locations of Equipment and Inventory

Name of Grantor	Locations of Equipment and Inventory

4-1

SCHEDULE 5
TO
SECURITY AGREEMENT

Other Names

Name of Grantor	Other Names

5-1

SCHEDULE 6 TO
SECURITY AGREEMENT

	Class				Percentage of
	of	Equity	Par	Amount of	Outstanding
Equity Issuer	Equity	Certificate Nos.	Value	Equity Interests	Equity Pledged

6-1

SCHEDULE 7 TO
SECURITY AGREEMENT

Amount of
Debt Issuer	Indebtedness

7-1

SCHEDULE 8 TO
SECURITY AGREEMENT

U.S. Trademarks:

	Trademark	Registration	Registration
Registered Owner	Description	Number	Date

Foreign Trademarks:

	Trademark	Registration	Registration
Registered Owner	Description	Number	Date

8-1

SCHEDULE 9 TO
SECURITY AGREEMENT

U.S. Patents Issued:

Patent No.	Issue Date	Title	Inventor(s)

U.S. Patents Pending:

Date	Application
Filed	Number	Title	Inventor(s)

Foreign Patents Issued:

Country	Patent No.	Issue Date	Title	Inventor(s)

Foreign Patents Pending:

	Applicant’s	Date	Application
Country	Name	Filed	Number	Title	Inventor(s)

9-1

SCHEDULE 10 TO
SECURITY AGREEMENT

U.S. Copyright Registrations:

Title	Registration No.	Date of Issue	Registered Owner

Foreign Copyright Registrations:

Country	Title	Registration No.	Date of Issue

Pending U.S. Copyright Registration Applications:

Title	Appl. No.	Date of Application	Copyright Claimant

Pending Foreign Copyright Registration Applications:

Country	Title	Appl. No.	Date of Application

10-1

SCHEDULE 11 TO
SECURITY AGREEMENT

Deposit Accounts, Securities Accounts, Commodity Accounts

	Depository Bank or	Address of Depository Bank
Type of Account	Securities Intermediary	or Securities Intermediary	Account Number

11-1

SCHEDULE 12
CHATTEL PAPER

12-1

SCHEDULE 13
LETTER-OF-CREDIT RIGHTS

13-1

SCHEDULE 14
DOCUMENTS

14-1

SCHEDULE 15 TO
SECURITY AGREEMENT

Assigned Agreements

15-1

EXHIBIT I TO
SECURITY AGREEMENT

[FORM OF GRANT OF TRADEMARK SECURITY INTEREST]

GRANT OF TRADEMARK SECURITY INTEREST

          WHEREAS, [NAME OF GRANTOR], a                      corporation (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Trademark Collateral (as defined below); and

          WHEREAS, URS Corporation, a Delaware corporation (“Company”), has entered into a Credit Agreement dated as of June 28, 2005 (said Credit Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the financial institutions named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the “Lenders”), Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent (in such capacity, “Secured Party”), Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders, pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

          WHEREAS, Company may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”); and

          [Insert if Grantor is a Subsidiary:] [WHEREAS, Grantor has executed and delivered that certain Subsidiary Guaranty dated as of June 28, 2005 (said Subsidiary Guaranty, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Guaranty”) in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof; and]

          WHEREAS, pursuant to the terms of a Security Agreement dated as of                     ,                      (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among Grantor, Secured Party and the other grantors named therein, Grantor has created in favor of Secured Party a security interest in, and Secured Party has become a secured creditor with respect to, the Trademark Collateral;

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the

Security Interest

Security Agreement, to evidence further the security interest granted by Grantor to Secured Party pursuant to the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Trademark Collateral”):

     (i) all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks set forth on Schedule A annexed hereto) (collectively, the “Trademarks”), all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations and applications set forth on Schedule A annexed hereto), all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof and in foreign countries, and all goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith; and

     (ii) all proceeds, products, rents and profits of or from any and all of the foregoing Trademark Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Trademark Collateral. For purposes of this Grant of Trademark Security Interest, the term “proceeds” includes whatever is receivable or received when Trademark Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

          Grantor does hereby further acknowledge and affirm that the rights and remedies of Secured Party with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[The remainder of this page is intentionally left blank.]

Security Interest

     IN WITNESS WHEREOF, Grantor has caused this Grant of Trademark Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the ___day of _________, ___.

[NAME OF GRANTOR]

By:

Name:

Title:

I-3

SCHEDULE A
TO
GRANT OF TRADEMARK SECURITY INTEREST

Owner	Trademark Description	Registration/Appl. Number	Registration/Appl. Date

I-A-1

EXHIBIT II TO
SECURITY AGREEMENT

[FORM OF GRANT OF PATENT SECURITY INTEREST]

GRANT OF PATENT SECURITY INTEREST

          WHEREAS, [NAME OF GRANTOR], a ______corporation (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Patent Collateral (as defined below); and

          WHEREAS, URS Corporation, a Delaware corporation (“Company”), has entered into a Credit Agreement dated as of June 28, 2005 (said Credit Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the financial institutions named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the “Lenders”), Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent (in such capacity, “Secured Party”), Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders, pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

          WHEREAS, Company may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”); and

          [Insert if Grantor is a Subsidiary:] [WHEREAS, Grantor has executed and delivered that certain Subsidiary Guaranty dated as of June 28, 2005 (said Subsidiary Guaranty, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Guaranty”) in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof; and]

          WHEREAS, pursuant to the terms of a Security Agreement dated as of ______, ___(said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among Grantor, Secured Party and the other grantors named therein, Grantor created in favor of Secured Party a security interest in, and Secured Party has become a secured creditor with respect to, the Patent Collateral;

          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security

Agreement, to evidence further the security interest granted by Grantor to Secured Party pursuant to the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Patent Collateral”):

(i) all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by such Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part (including, without limitation, the patents and patent applications set forth on Schedule A annexed hereto), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof; and

(ii) all proceeds, products, rents and profits of or from any and all of the foregoing Patent Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Patent Collateral. For purposes of this Grant of Patent Security Interest, the term “proceeds” includes whatever is receivable or received when Patent Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

          Grantor does hereby further acknowledge and affirm that the rights and remedies of Secured Party with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, Grantor has caused this Grant of Patent Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the ______day of ______, ___.

[NAME OF GRANTOR]

By:

Name:

Title:

SCHEDULE A
TO
GRANT OF PATENT SECURITY INTEREST

Patents Issued:

Patent No.	Issue Date	Invention	Inventor

Patents Pending:

Applicant’s Name	Date Filed	Application Number	Invention	Inventor

II-A-1

EXHIBIT III TO
SECURITY AGREEMENT

[FORM OF GRANT OF COPYRIGHT SECURITY INTEREST]

GRANT OF COPYRIGHT SECURITY INTEREST

          WHEREAS, [NAME OF GRANTOR], a ______corporation (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Copyright Collateral (as defined below); and

          WHEREAS, URS Corporation, a Delaware corporation (“Company”), has entered into a Credit Agreement dated as of June 28, 2005 (said Credit Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the financial institutions named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the “Lenders”), Credit Suisse, New York Branch, as Co-Lead Arranger and Administrative Agent (in such capacity, “Secured Party”), Wells Fargo Bank, National Association, as Co-Lead Arranger and syndication agent for Lenders and Bank of America, N.A. and BNP Paribas, as co-documentation agents for Lenders, pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

          WHEREAS, Company may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”); and

          [Insert if Grantor is a Subsidiary:] [WHEREAS, Grantor has executed and delivered that certain Subsidiary Guaranty dated as of June 28, 2005 (said Subsidiary Guaranty, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Guaranty”) in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof; and]

          WHEREAS, pursuant to the terms of a Security Agreement dated as of ______, ___(said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among Grantor, Secured Party and the other grantors named therein, Grantor created in favor of Secured Party a security interest in, and Secured Party has become a secured creditor with respect to, the Copyright Collateral;

          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security

III-1

Agreement, to evidence further the security interest granted by Grantor to Secured Party pursuant to the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Copyright Collateral”):

(i) all rights, title and interest (including rights acquired pursuant to a license or otherwise) under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, the works set forth on Schedule A annexed hereto, as the same may be amended pursuant hereto from time to time) (collectively, the “Copyrights”), all copyright registrations issued to Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations set forth on Schedule A annexed hereto, as the same may be amended pursuant hereto from time to time) (collectively, the “Copyright Registrations”), all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements) (the “Copyright Rights”), including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of Grantor), authored (as a work for hire for the benefit of Grantor), or acquired by Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits), the right (but not the obligation) to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right (but not the obligation) to sue in the name of such Grantor or in the name of Secured Party or Lenders for past, present and future infringements of the Copyrights and Copyright Rights; and

(ii) all proceeds, products, rents and profits of or from any and all of the foregoing Copyright Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Copyright Collateral. For purposes of this Grant of Copyright Security Interest, the term “proceeds” includes whatever is receivable or received when Copyright Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

          Grantor does hereby further acknowledge and affirm that the rights and remedies of Secured Party with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

III-2

     IN WITNESS WHEREOF, Grantor has caused this Grant of Copyright Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the ___day of ______, ___.

[NAME OF GRANTOR]

By:

Name:

Title:

III-3

SCHEDULE A
TO
GRANT OF COPYRIGHT SECURITY INTEREST

U.S. Copyright Registrations:

Title	Registration No.	Date of Issue	Registered Owner

Foreign Copyright Registrations:

Country	Title	Registration No.	Date of Issue

Pending U.S. Copyright Registration Applications:

Title	Appl. No.	Date of Application	Copyright Claimant

Pending Foreign Copyright Registration Applications:

Country	Title	Appl. No.	Date of Application

III-A-1

EXHIBIT IV TO
SECURITY AGREEMENT

PLEDGE SUPPLEMENT

          This Pledge Supplement, dated as of ______, is delivered pursuant to the Security Agreement, dated as of ______between URS Corporation, a Delaware corporation (“Grantor”), the other Grantors named therein, and Credit Suisse, New York Branch, as Secured Party (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

          Grantor hereby agrees that the [Pledged Equity] [Pledged Debt] set forth on Schedule A annexed hereto shall be deemed to be part of the [Pledged Equity] [Pledged Debt] and shall become part of the Securities Collateral and shall secure all Secured Obligations.

          IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of ______.

[GRANTOR]

By:

Title:

IV-1

SCHEDULE A TO
PLEDGE SUPPLEMENT

IV-A-1

EXHIBIT V TO
SECURITY AGREEMENT

IP SUPPLEMENT

          This IP SUPPLEMENT, dated as of ___, is delivered pursuant to and supplements (i) the Security Agreement, dated as of ______, ___(said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among URS Corporation, [Insert Name of Grantor] (“Grantor”), the other Grantors named therein, and Credit Suisse, New York Branch, as Secured Party, and (ii) the [Grant of Trademark Security Interest] [Grant of Patent Security Interest] [Grant of Copyright Security Interest] dated as of ______, ___(the “Grant”) executed by Grantor. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Grant.

          Grantor grants to Secured Party a security interest in all of Grantor’s right, title and interest in and to the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] set forth on Schedule A annexed hereto. All such [Trademark Collateral] [Patent Collateral] [Copyright Collateral] shall be deemed to be part of the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] and shall be hereafter subject to each of the terms and conditions of the Security Agreement and the Grant.

          IN WITNESS WHEREOF, Grantor has caused this IP Supplement to be duly executed and delivered by its duly authorized officer as of ______.

[GRANTOR]

By:

Name:
Title:

V-1

EXHIBIT VI TO
SECURITY AGREEMENT

[FORM OF COUNTERPART]

     COUNTERPART (this “Counterpart”), dated as of ___, is delivered pursuant to Section 21 of the Security Agreement referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Security Agreement, dated as of ______, ___(said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time being the “Security Agreement”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among URS Corporation, the other Grantors named therein, and Credit Suisse, New York Branch, as Secured Party. The undersigned by executing and delivering this Counterpart hereby becomes a Grantor under the Security Agreement in accordance with Section 21 thereof and agrees to be bound by all of the terms thereof. Without limiting the generality of the foregoing, the undersigned hereby:

     (i) authorizes the Secured Party to add the information set forth on the Schedules to this Agreement to the correlative Schedules attached to the Security Agreement22;

     (ii) agrees that all Collateral of the undersigned, including the items of property described on the Schedules hereto, shall become part of the Collateral and shall secure all Secured Obligations; and

     (iii) makes the representations and warranties set forth in the Security Agreement, as amended hereby, to the extent relating to the undersigned.

[NAME OF ADDITIONAL GRANTOR]

By:

Name:
Title:

[22]	The Schedules to the Counterpart should include copies of all Schedules that identify collateral to be granted by the Additional Grantor.

IV-A-1